                                                    EXHIBIT 2.1




                    DOMTAR CANADIAN GYPSUM PRODUCTS BUSINESS





                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                                  DOMTAR INC.
                                      AND
                          GEORGIA-PACIFIC CORPORATION





                             DATED NOVEMBER 8, 1995

                               TABLE OF CONTENTS

                                                                                              PAGE
   ARTICLE 1.        DEFINITIONS AND PRINCIPLES OF INTERPRETATION   . . . . . . . . . . . . .  1
          1.1    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
          1.2    Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          1.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.4    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.6    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.7    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.8    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.9    Table of Contents and List of Schedules  . . . . . . . . . . . . . . . . . .  16
          1.10   Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          1.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          1.12   Delays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   ARTICLE 2.        PURCHASE AND SALE AND PURCHASE PRICE   . . . . . . . . . . . . . . . . .  16
          2.1    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          2.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          2.3    Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .  17
          2.4    Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          2.5    Tax Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          2.6    Goods and Services Tax Election  . . . . . . . . . . . . . . . . . . . . . .  18
          2.7    Adjustment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  18

   ARTICLE 3.        TRANSFER OF BUSINESS AND PURCHASED ASSETS  . . . . . . . . . . . . . . .  21
          3.1    Transfer and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          3.2    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          3.3    Consents to Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          3.4    Assumption of Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . .  22
          3.5    Non-Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .  22

   ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF THE VENDOR   . . . . . . . . . . . . .  23
          4.1    Incorporation and Authorization  . . . . . . . . . . . . . . . . . . . . . .  23
          4.2    Enforceability of the Agreement  . . . . . . . . . . . . . . . . . . . . . .  23

          4.3    No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          4.4    No Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          4.5    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          4.6    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          4.7    Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          4.8    Real Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          4.9    Equipment, Rolling Stock and Inventory . . . . . . . . . . . . . . . . . . .  26
          4.10   Operating Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          4.11   Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          4.12   Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          4.13   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          4.14   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          4.15   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          4.16   Employees, Pension and Other Benefit Plans . . . . . . . . . . . . . . . . .  31
          4.17   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          4.18   Absence of Material Changes  . . . . . . . . . . . . . . . . . . . . . . . .  34
          4.19   Vendor's Residence . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          4.20   Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          4.21   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          4.22   Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          4.23   Gypsum Rock Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

   ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  . . . . . . . . . . . .  36
          5.1    Incorporation and Authorization  . . . . . . . . . . . . . . . . . . . . . .  36
          5.2    Enforceability of the Agreement  . . . . . . . . . . . . . . . . . . . . . .  36
          5.3    No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          5.4    Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

   ARTICLE 6.        EMPLOYEES AND BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . . . .  37
          6.1    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
          6.2    Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          6.3    Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          6.4    Canada and Quebec Savings Bonds  . . . . . . . . . . . . . . . . . . . . . .  45
          6.5    Employee Share Purchase and Executive Stock Option and Purchase Plans  . . .  46
          6.6    Subsidized Mortgage Plans  . . . . . . . . . . . . . . . . . . . . . . . . .  46
          6.7    Cooperation with Respect to Employee Notices . . . . . . . . . . . . . . . .  46

   ARTICLE 7.        REAL PROPERTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

   ARTICLE 8.        NON-COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          8.1    Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          8.2    Permitted Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

          8.3    Limited Exception for Incidental Acquisitions  . . . . . . . . . . . . . . .  47

   ARTICLE 9.        COVENANTS OF THE VENDOR  . . . . . . . . . . . . . . . . . . . . . . . .  48
          9.1    Maintenance and Preservation of Business . . . . . . . . . . . . . . . . . .  48
          9.2    Notice of Cessation in Ordinary Course . . . . . . . . . . . . . . . . . . .  50
          9.3    Access for Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          9.4    Maintain Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          9.5    Corporate Proceedings for Transfer . . . . . . . . . . . . . . . . . . . . .  52
          9.6    Adjustment Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .  52
          9.7    Sale of Enterprises  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
          9.8    Retail Sales Tax Certificates  . . . . . . . . . . . . . . . . . . . . . . .  52
          9.9    Tax Returns Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
          9.10   Operation of Business After the Second Fixture Date  . . . . . . . . . . . .  53
          9.11   Guarantees, Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . .  53

   ARTICLE 10.       COVENANTS OF THE PURCHASER   . . . . . . . . . . . . . . . . . . . . . .  54
          10.1   Tax Returns Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
          10.2   Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
          10.3   Key Employee Retention Program . . . . . . . . . . . . . . . . . . . . . . .  54
          10.4   Sale of Enterprises  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
          10.5   No Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
          10.6   Guarantees, Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . .  55

   ARTICLE 11.       CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .  55
          11.1   Purchaser's Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 11.1.1   Representations and Warranties Remain Correct . . . . . . . . . . .  55
                 11.1.2   Performance of Obligations  . . . . . . . . . . . . . . . . . . . .  57
                 11.1.3   Permits, Consents and Approvals . . . . . . . . . . . . . . . . . .  57
                 11.1.4   Corporate and Other Proceedings . . . . . . . . . . . . . . . . . .  58
                 11.1.5   Trade-Marks Agreement . . . . . . . . . . . . . . . . . . . . . . .  58
                 11.1.6   Domtar Gypsum Inc.  . . . . . . . . . . . . . . . . . . . . . . . .  58
                 11.1.7   Opinion of Vendor's Counsel . . . . . . . . . . . . . . . . . . . .  58
                 11.1.8   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                 11.1.9   Rescission  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                 11.1.10  Waiver by Purchaser . . . . . . . . . . . . . . . . . . . . . . . .  59
          11.2   Vendor's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                 11.2.1   Representations and Warranties Remain Correct . . . . . . . . . . .  59
                 11.2.2   Performance of Obligations  . . . . . . . . . . . . . . . . . . . .  60
                 11.2.3   Corporate and Other Proceedings . . . . . . . . . . . . . . . . . .  60
                 11.2.4   Goods and Services and Sales Taxes  . . . . . . . . . . . . . . . .  60
                 11.2.5   Domtar Gypsum Inc.  . . . . . . . . . . . . . . . . . . . . . . . .  60
                 11.2.6   Opinion of Purchaser's Counsel  . . . . . . . . . . . . . . . . . .  61

                 11.2.7   Rescission  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 11.2.8   Waiver by Vendor  . . . . . . . . . . . . . . . . . . . . . . . . .  61

   ARTICLE 12.       SURVIVAL AND RELIANCE ON REPRESENTATIONS AND WARRANTIES AND
                     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          12.1   Survival and Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          12.2   Survival of Liability for Representations and Warranties . . . . . . . . . .  62
          12.3   Indemnification by the Vendor  . . . . . . . . . . . . . . . . . . . . . . .  63
          12.4   Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . .  64
          12.5   Indemnification against Third Party Claims . . . . . . . . . . . . . . . . .  65
          12.6   Indemnification after Insurance and Other Recoveries . . . . . . . . . . . .  66
                 12.6.1   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 12.6.2   Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
          12.7   Vendor's Maximum Liability . . . . . . . . . . . . . . . . . . . . . . . . .  67
          12.8   Details of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
          12.9   Indemnification Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . .  68

   ARTICLE 13.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

   ARTICLE 14.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
          14.1   Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
          14.2   Continuing Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

   ARTICLE 15.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
          15.1   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
          15.2   Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
          15.3   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
          15.4   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
          15.5   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
          15.6   Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
          15.7   No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . .  72
          15.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

                          ASSET PURCHASE AGREEMENT

                 THIS AGREEMENT made as of November 8, 1995

BETWEEN: DOMTAR INC., a company incorporated under the laws of Canada

                                                                  (the "VENDOR")

AND:                         GEORGIA-PACIFIC CORPORATION, a company
                             incorporated under the laws of Georgia

                                                               (the "PURCHASER")

                 WHEREAS the Vendor owns all the assets relating to the Business;

                 WHEREAS the Vendor desires to sell, assign and transfer to the Purchaser who desires to purchase, the Business and Purchased Assets subject and pursuant to the provisions hereof;

                 NOW, THEREFOR, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1.       DEFINITIONS AND PRINCIPLES OF INTERPRETATION

         1.1     Definitions
                 For the purposes of this Agreement and any other agreement or document entered into pursuant hereto or thereto and any notice, consent, direction or other communication required or permitted to be given pursuant hereto or thereto, the following words and phrases shall have the following meanings ascribed to them respectively, unless the subject matter or context otherwise requires:

                 (A) "ACCOUNTS RECEIVABLE" means all accounts and notes receivable, trade accounts, book debts and other debts due or accruing to the Vendor with respect to the Business.

                 (B) "ADJUSTMENT ARBITRATOR" means the Person, if any, chosen pursuant to Section 2.7 hereof to make the final determination of the adjustment to the Purchase Price.

                 (C) "ADJUSTMENT BALANCE SHEET" means the balance sheet of the Vendor with respect to the Business as at the Adjustment Date which shall be prepared in accordance with Section 2.7.4 hereof.

                 (D) "ADJUSTMENT DATE" means the earlier of the Closing Date and the Second Fixture Date.

                 (E) "ADJUSTMENT PAYMENT DATE" means the later of (i) the fifth (5th) Business Day from and after the final determination (and, if determined by the Adjustment Arbitrator, delivery to the Parties) of the adjustment (if any) to the Purchase Price, as provided in Section 2.7 hereof and (ii) the Closing Date.

                 (F) "AFFILIATE" of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "CONTROL" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

                 (G) "AGREEMENT" means this agreement entitled "ASSET PURCHASE AGREEMENT" and all agreements or documents supplemental hereto or in amendment or confirmation hereof; "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular article or section hereof; "ARTICLE", "SECTION" or other subdivision of this Agreement means and refers to the specified article, section or other subdivision of this Agreement.

                 (H)      "AMOUNTS" has the meaning ascribed thereto in Section
                          6.3.4 hereof.

                 (I) "ASSUMED LIABILITIES" means all the obligations and liabilities of the Vendor incurred solely in connection with, and in the ordinary course of, the Business in a manner consistent with the past practices for the Business of the Vendor to the extent the same exist or come into existence at or after the Effective Time, but excluding the Excluded Liabilities.

                 (J) "BOOKS AND RECORDS" means all books, records, files and documentation of the Vendor primarily relating to or used or held for use by the Vendor with respect to the Business or Purchased Assets (as original copies or, if such books, records, files or documentation are relevant to both the Business and the businesses of the Vendor other than the Business, as photostatic copies).

                 (K) "BUSINESS" means the business presently conducted by the Vendor at and from its facilities in Canada set out in SCHEDULE 1.1(k) and known as Domtar Canadian Gypsum Products Business.

                 (L) "BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal banks located in Montreal, Canada or Atlanta, Georgia, are not open for business during normal banking hours. Whenever any payment to be made or any action to be taken pursuant to this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

                 (M)      "CLAIMS" has the meaning ascribed thereto in Section
                          12.3.1 hereof.

                 (N) "CLOSING" means the consummation of the sale by the Vendor and the purchase by the Purchaser of the Business and Purchased Assets by the transfer and delivery of instruments of transfer and documents of title thereto and the payment of the Purchase Price on the Closing Date as provided herein.

                 (O) "CLOSING DATE" means the day which is the Closing Date pursuant to the Share Purchase Agreement.

                 (P) "CLOSING PLACE" means the offices of the Purchaser's headquarters, or such other location as the Vendor may designate upon at least five (5) Business Days' notice to the Purchaser, subject to the Purchaser's right to reject such designated location if such designation would impose an unreasonable burden on the Purchaser.

                 (Q) "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement between the Vendor and the Purchaser dated August 30, 1995.

                 (R)      "CONSENT" has the meaning ascribed thereto in Section
                          3.2 hereof.

                 (S) "CONTRACTS" means all written or oral outstanding contracts (other than insurance contracts or policies), agreements, deeds, negotiable instruments, bid, performance, surety, custom or other bonds, leases, licenses, commitments, covenants and warranties to which the Vendor is entitled or under which it is bound with respect to the Business, and all amendments and modifications thereto.

                 (T)      "EFFECTIVE TIME" means 12:01 a.m. on the Closing Date.

                 (U) "EMPLOYEES" means, as at the date of determination, the Salaried Employees and Unionized Employees.

                 (V) "EMPLOYEES ON MEDICAL LEAVE" means those of the Employees (other than the Retired Employees) who, as at the date of determination, are absent from work because of disability or are otherwise incapable of working in their regular duties or who have claimed that they are so disabled or incapable of working as at such date.

                 (W) "EMPLOYEES ON LONG-TERM MEDICAL LEAVE" means, as at the date of determination, all Employees on Medical Leave other than Employees on Short-Term Medical Leave.

                 (X) "EMPLOYEES ON SHORT-TERM MEDICAL LEAVE" means, as at the date of determination, Employees on Medical Leave who are receiving or are eligible for short-term salary continuation benefits under the Laws or the Vendor's Employee Plans or would be so eligible if their illnesses or injuries were not covered by workers' compensation.

                 (Y) "ENVIRONMENT" means soil, land, water and air in their natural state including, without limitation, land surface or subsurface strata, surface water, ground water and ambient air.

                 (Z) "ENVIRONMENTAL AUTHORITIES" means all federal, provincial or state ministries or federal, provincial, state or local governmental bodies or regulatory agencies, foreign or domestic, charged with enforcing any of the Environmental Laws.

                 (AA) "ENVIRONMENTAL CLAIMS" has the meaning ascribed thereto in Section 12.7.1 hereof.

                 (BB) "ENVIRONMENTAL LAW" means all applicable federal, provincial, state or local codes, laws, statutes, regulations, decrees, orders and by-laws, in force and applicable to the Vendor with respect to the Business (otherwise than as a result of retroactive application of a subsequent legislative or regulatory change or enactment adopted after the Adjustment
                          Date) as at the date with respect to which such defined term is used, in respect of the protection of the quality of the Environment and the health and safety of employees including, without limitation, those relating to the Release of Hazardous Substances into the Environment or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                 (CC) "ENVIRONMENTAL NOTICE" means any notice of investigation, notice of non-compliance or written order from any of the Environmental Authorities, including any notice of contamination or clean-up requirements.

                 (DD) "ENVIRONMENTAL PERMITS" means all permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, issued or granted to the Vendor for the purpose of conducting the Business as presently conducted, set out in SCHEDULE 1.1(DD).

                 (EE) "EQUIPMENT" means all machinery, equipment, forklifts, tools, computer systems (hardware and software), furnishings, accessories and office supplies owned or ordered for purchase by the Vendor with respect to the Business and whether situated at the Locations, in transit, ordered but not delivered, warehoused or wherever situated, and all assignable warranties of any Person covering all or any part thereof.

                 (FF) "EXCLUDED LIABILITIES" means any liability or obligation of the Vendor which is:

                          (i) required by U.S. GAAP to be reserved for in the Adjustment Balance Sheet and which is not so reserved for;

                          (ii)      listed in SCHEDULE 12.3.2;

                          (iii) the Vendor's tax liabilities for income tax, payroll tax and other taxes for all taxation periods up until the Effective Time; or

                          (iv) any employment, compensation or employee benefit obligation not specifically assumed by the Purchaser under Article 6 of this Agreement,

                          in each case, to the extent that such liability or obligation is not reserved for in the Adjustment Balance Sheet.

                 (GG) "FINANCIAL STATEMENTS" means the historical income and cash flow statements of the Vendor with respect to the Business for the twelve (12) months ended December 31, 1994 extracted from the Vendor's audited financial statements for such period and the unaudited historical income and cash flow statements of the Vendor with respect to the Business for the six (6) months ended June 30, 1995, respectively, and the related notes thereto, set out in SCHEDULE 1.1(GG).

                 (HH)     "FINANCIAL STATEMENTS DATE" means June 30, 1995.

                 (II) "FIRST CORE REPRESENTATIONS" means (i) those representations and warranties contained in Sections 4.1, 4.2, 4.3.1, 4.6.1, 4.6.2, 4.7.1, 4.20 and 4.21
                          hereof and (ii) all other representations and warranties of the Vendor but with all references to Laws (other than the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Quebec)) and Environmental Laws being limited to those in effect on or before the First Fixture Date.

                 (JJ)     "FIRST FIXTURE DATE" means May 23, 1996.

                 (KK) "GOODWILL" means the goodwill of the Vendor with respect to the Business including, without limitation, the goodwill associated with the Intellectual Property and customer lists and the right of the Purchaser to represent itself as conducting the Business in continuation of, and in succession to, the Vendor.

                 (LL) "HAZARDOUS SUBSTANCES" means all contaminants issued or discharged in the Environment in a greater quantity or concentration than that provided for in any of the Environmental Laws or the presence of which in the Environment is prohibited pursuant to any of the Environmental Laws. For the purposes of this definition, "CONTAMINANTS" means all solid, liquid or gaseous matter, micro-organism, sound, vibration, ray, heat, water, radiation or a combination of any of them that adversely alters the quality of the Environment.

                 (MM) "INDEMNIFIED CLAIMS" means the Purchaser's Indemnified Claims and the Vendor's Indemnified Claims.

                 (NN) "INDEMNITEE" and "INDEMNITOR" have the respective meanings ascribed thereto in Section 12.5.1 hereof.

                 (OO)     "INITIAL PERIOD" has the meaning ascribed thereto in
                          Section 6.3.10 hereof.

                 (PP) "INITIAL 30-DAY PERIOD" has the meaning ascribed thereto in Section 2.7.4 hereof.

                 (QQ) "INTELLECTUAL PROPERTY" means all patents, copyrights (including renewal rights thereto), trade-marks, service marks, trade names, industrial designs (registered and unregistered and including applications therefor and distinguishing guise) and all other confidential information, improvements, discoveries, data, trade secret information, inventions, patterns, drawings, technical information, research and development works, concepts, methods, processes, procedures, know-how and other intellectual property (in whatever medium or support) owned or actively used by the Vendor with respect to the Business.

                 (RR) "INTERIM BALANCE SHEET" means the unaudited balance sheet of the Vendor with respect to the Business as at June 30, 1995, and the related notes thereto, set out in SCHEDULE 1.1(RR).

                 (SS) "INVENTORY" means all inventories, finished goods, work-in-progress, raw materials, operating supplies, shipping supplies, maintenance items, spare and replacement parts and advertising materials owned or ordered for purchase by the Vendor for use or sale in the Business and whether situated at the Locations, on consignment, in transit, ordered but not delivered, warehoused or wherever situated.

                 (TT) The "KNOWLEDGE" of the Vendor means the knowledge of the Persons listed in SCHEDULE 1.1(TT).

                 (UU) "LAW" means all applicable federal, provincial, state or local codes, laws, statutes, regulations, decrees, orders and by-laws, in force and applicable to the Vendor with respect to the Business (otherwise than as a result of retroactive application of a subsequent legislative or regulatory change or enactment adopted after the Adjustment Date) as at the date with respect to which such defined term is used, but excluding Environmental Law.

                 (VV) "LEASED REAL PROPERTIES" means all real and immovable properties leased by the Vendor as tenant, with respect to the Business, as set out in SCHEDULE 1.1(VV).

                 (WW) "LIENS" means all liens, prior claims, privileges, security interests, hypothecs, mortgages, pledges, charges, encumbrances, easements and servitudes, leases, licenses, options, claims, rights, ownership or title retention agreements, conditional sale agreements, rights of first refusal, leasing, sale and leaseback agreements and all other agreements that in substance secure payment or performance of an obligation.

                 (XX) "LOCATIONS" means the Real Properties and the Leased Real Properties.

                 (YY) "MATERIAL ADVERSE EFFECT" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceedings), whether singly or in conjunction with any other event, act, condition or occurrence, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the legality, validity or enforceability of this Agreement or the ability of the Vendor to execute and deliver this Agreement and consummate the transactions contemplated hereby, or (ii) the financial condition, results of operations, cash flows, business or properties of (a) if for purposes of determining compliance with Section 11.1, the Corporation and its Subsidiaries (as such terms are defined in the Share Purchase Agreement) and of the Vendor with respect to the Business, taken as a whole, and (b) for all other purposes (including for purposes of the indemnities of Section 12.3), the Vendor with respect to the Business.

                 (ZZ) "MATERIAL CONTRACTS" means those of the Contracts which (a) require (or, in the absence of a default, may require) an expenditure by or to the Vendor in excess of $500,000, and (b) are:

                          (i)     not in the ordinary course of the Business;

                          (ii) title retention, conditional sales, leasing, sale and leaseback, loan, credit or security agreements or other agreements that in substance secure payment or performance of an obligation;

                          (iii) guarantees, sureties, promissory notes or other negotiable instruments;

                          (iv) related to Intellectual Property or computer software;

                          (v)     leases for the Leased Real Properties;

                          (vi) personal and movable property leases and licenses of the Vendor as lessee or licensee thereunder, other than those referred to in paragraphs (ii) or (iv) of this Section;

                          (vii)   with Affiliates or Subsidiaries of the Vendor;

                          (viii) federal, provincial or local government or governmental body contracts, tenders or bids and bonds therefor;

                          (ix) non-competition or confidentiality agreements or other agreements in restriction of trade;

                          (x)     franchise and distribution agreements;

                          (xi)    utility supply agreements; or

                          (xii)   raw material purchase and supply agreements,

                          including, without limitation, those set out in
                          SCHEDULE 1.1(ZZ).

                 (AAA) "OPERATING PERMITS" means all permits, licenses, certificates and authorizations of, and registrations with, any federal, provincial or local government or governmental body or regulatory agency pursuant to any of the Laws, issued or granted to the Vendor for the purpose of conducting the Business as presently conducted, set out in SCHEDULE 1.1(AAA), but excluding the Environmental Permits.

                 (BBB) "OWNER'S EQUITY" has the meaning ascribed thereto and is determined pursuant to the formula set out in
                          SCHEDULE 1.1(BBB).

                 (CCC) "PARTIES" means the Vendor and the Purchaser collectively and "PARTY" means either one of them.

                 (DDD)    "PERMITTED ENCUMBRANCES" means

                          (i) all liens, prior claims, privileges, security interests, hypothecs, mortgages and charges for real and immovable property taxes contested in good faith by appropriate proceedings for which adequate reserves are being maintained or which are incurred in the ordinary course of the Business in connection with real and immovable property construction or renovation or with workers or with workers' compensation, unemployment insurance, social security, retirement and other similar legislation;

                          (ii) all easements and servitudes (including, without limitation, easements and servitudes for public utility services);

                          (iii) all encroachments, restrictive covenants and licenses;

                          (iv) all site plan agreements, subdivision agreements and leases;

                          (v)     all minor irregularities of title; and

                          (vi)    all by-laws, planning acts, building
                                  restrictions and zoning regulations,

                          which affect the Real Properties and which (a) individually would cost less than $50,000 to correct, and (b) both individually and in the aggregate, are of a minor nature and do not impair the use of those of the Real Properties which are so affected for the purpose of conducting the Business as presently conducted.

                 (EEE) "PERSON" means an individual, partnership, joint venture, association, cooperative, corporation, public utility, trust or a government or any department, body or agency thereof or any other entity with juridical personality.

                 (FFF) "PREPAID EXPENSES" means all expenses paid by the Vendor with respect to the Business or Purchased Assets up to the Effective Time in respect of or for any period which expires after the Effective Time.

                 (GGG)    "PURCHASED ASSETS" means the following assets:

                          (i)     the Real Properties;

                          (ii)    the Equipment;

                          (iii)   the Rolling Stock;

                          (iv)    the Inventory;

                          (v)     the Accounts Receivable;

                          (vi)    the Prepaid Expenses;

                          (vii)   the Contracts;

                          (viii)  the Operating Permits;

                          (ix)    the Environmental Permits;

                          (x) subject to the provisions of Section 10.2 hereof, the Intellectual Property;

                          (xi)    the Goodwill; and

                          (xii)   the Books and Records.

                 (HHH)    "PURCHASE PRICE" has the meaning ascribed thereto in
                          Section 2.2 hereof.

                 (III) "PURCHASER PROTECTED PERSONS" has the meaning ascribed thereto in Section 12.3.1 hereof.

                 (JJJ) "PURCHASER'S COUNSEL" means Purchaser's Senior Vice-President - Law and General Counsel.

                 (KKK) "PURCHASER'S EMPLOYEE PLANS" has the meaning ascribed thereto in Section 6.2.2 hereof.

                 (LLL) "PURCHASER'S INDEMNIFIED CLAIMS" has the meaning ascribed thereto in Section 12.3.1 hereof.

                 (MMM) "REAL PROPERTIES" means all real and immovable properties owned by the Vendor with respect to the Business, together with all plants, buildings, structures, improvements and appurtenances thereon or thereto and forming part thereof and all servitudes, easements and rights of way in favour thereof, set out in SCHEDULE 1.1(MMM).

                 (NNN) "RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

                 (OOO) "RETIRED EMPLOYEES" means all former employees of the Vendor with respect to the Business, who, as at the date of determination, have rights under the Vendor's Employee Plans, provided, however, that no Employee on Long-Term Medical Leave shall be deemed to be a Retired Employee.

                 (PPP)    "RIGHTS" has the meaning ascribed thereto in Section
                          3.2 hereof.

                 (QQQ) "ROLLING STOCK" means all automobiles, trucks, trailers, material handling equipment and other rolling stock owned or ordered for purchase by the Vendor with respect to the Business and whether situated at the Locations, in transit, ordered but not delivered, warehoused or wherever situated, set out in SCHEDULE 1.1(QQQ), and all assignable warranties of any Person covering all or any part thereof.

                 (RRR) "SALARIED EMPLOYEES" means all the employees (including, for greater certainty, those of the Employees on Medical Leave who are not Unionized Employees), other than the Unionized Employees, who, as at the date of determination, are employed in the Business by the Vendor.

                 (SSS) "SAVINGS BONDS PROGRAMS" has the meaning ascribed thereto in Section 6.4 hereof.

                 (TTT) "SECOND CORE REPRESENTATIONS" means those representations and warranties contained in Sections 4.1, 4.2, 4.3.1.1(a), 4.3.1.2, 4.4, 4.7.1 and (to the
                          extent necessary for any Vendor's Employee Plans to be in compliance with the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Quebec)) 4.16 hereof.

                 (UUU) "SECOND FIXTURE DATE" means the day which is the Second Fixture Date pursuant to the Share Purchase Agreement.

                 (VVV) "SHARE PURCHASE AGREEMENT" means the share purchase agreement for the sale of all the issued and outstanding shares of Domtar Gypsum Inc. entered into concurrently herewith between, on the one hand, the Vendor, Domtar Industries Inc. and Domtar Gypsum Inc. and, on the other hand, the Purchaser.

                 (WWW) "SUBSIDIARY" of any Person means any corporation more than 50% of whose shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is owned or controlled directly or indirectly by such Person or by any other Subsidiary of such Person.

                 (XXX) "SUBSIDIZED MORTGAGE PLANS" has the meaning ascribed thereto in Section 6.6 hereof.

                 (YYY) "SUPPORT INSTRUMENTS" has the meaning ascribed thereto in Section 9.11.

                 (ZZZ) "TERMINATION DATE" has the meaning ascribed thereto in Section 14.1 hereof.

                (AAAA) "THIRD PARTY CLAIM" means any demand or statement or any notice or overt threat thereof which has been made on or communicated to a Party by or on behalf of any other Person and which, if maintained or enforced, will or might result in a Claim of the nature described in either Section 12.3 or 12.4 hereof.

                (BBBB) "TRADE-MARKS AGREEMENT" has the meaning ascribed thereto in Section 11.1.5 hereof.

                (CCCC) "TRANSFERRING EMPLOYEES" means those of the Salaried Employees at the Effective Time (i) who receive and accept offers of employment from the Purchaser and
                          (ii) who are not Employees on Long-Term Medical
                          Leave.

                (DDDD) "TRANSITIONAL PERIOD" has the meaning ascribed thereto in Section 6.3.6 hereof.

                (EEEE) "UNIONIZED EMPLOYEES" means all the employees (including, for greater certainty, those of the Employees on Medical Leave who were covered by a collective agreement at the commencement of their medical leaves) and who, as at the date of determination, are employed in the Business by the Vendor under a collective agreement.

                (FFFF) "UNIONIZED NON-LEAVE EMPLOYEES" means, as at the date of determination, those Unionized Employees who are not Employees on Long-Term Medical Leave.

                (GGGG) "U.S. GAAP" means generally accepted accounting principles, as of December 31, 1994, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession.

               (HHHH) "VENDOR PROTECTED PERSON" has the meaning ascribed thereto in Section 12.4 hereof.

               (IIII)     "VENDOR'S COUNSEL" means Ogilvy Renault.

               (JJJJ) "VENDOR'S EMPLOYEE PLANS" means all employee benefit and pension plans, all other bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance and incentive plans, contracts, programs, funds, arrangements or practices and all other plans, contracts, programs, funds, arrangements or practices, that provide or may provide money (other than as current salary or wages), services, property or other benefits, whether written or oral and whether funded or unfunded, including, without limitation, any that have been frozen or terminated since the Financial Statements Date, and any trust, escrow or similar agreement related thereto, whether written or oral and whether funded or unfunded, which are established or maintained by the Vendor with respect to any of its Employees or Retired Employees, independent contractors, directors, officers or shareholders or with respect to which the Vendor has made or is required to make payments, transfers or contributions.

               (KKKK) "VENDOR'S INDEMNIFIED CLAIMS" has the meaning ascribed thereto in Section 12.4 hereof.

               (LLLL) "VENDOR'S PENSION PLANS" means the Vendor's pension plans for the Salaried Employees and Unionized Employees, respectively set out in SCHEDULE 4.16.3.

         1.2     Number and Gender

                 Words (including, without limitation, words and phrases defined herein) importing the singular include the plural and vice versa; and words (including, without limitation, words and phrases defined herein) importing gender include all genders.

         1.3     ENTIRE AGREEMENT

                 This Agreement, together with the agreements entered into, and other documents delivered, pursuant hereto or concurrently herewith constitute the entire agreement between the Parties on the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Parties on the subject matter hereof, other than the Confidentiality Agreement, and there are no warranties, representations, undertakings, obligations, covenants, conditions or other agreements between the Parties in connection with the subject matter hereof except as specifically provided herein or therein.

         1.4     SCHEDULES

                 The Schedules referred to herein and attached hereto form an integral part of this Agreement. Nothing set out in the Schedules shall be deemed to establish a standard of materiality.

         1.5     GOVERNING LAW

                 This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

         1.6     AMENDMENT

                 No supplement or amendment of this Agreement shall be binding upon the Parties unless expressly provided in a document duly executed by the Parties.

         1.7     WAIVER

                 The failure by either Party, at any time or for any period of time, to require performance by the other Party of any of the latter's respective obligations under this Agreement shall not affect the former's rights thereafter to require such performance. No waiver by either Party of any of the provisions of this Agreement shall constitute or be deemed to constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a document duly executed by the Parties.

         1.8     HEADINGS

                 The Article, Section and other subdivision headings contained herein are included for convenience of reference only, are not intended to be full or accurate descriptions of the content thereof and shall not affect or be utilized in the construction or interpretation of this Agreement.

         1.9     TABLE OF CONTENTS AND LIST OF SCHEDULES

                 The table of contents and list of Schedules preceding this Agreement are included for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

         1.10    CURRENCY

                 Unless otherwise indicated herein, all dollar amounts referred to in this Agreement are in legal currency of the United States of America and all dollar signs ($) used herein refer to such currency. If for the purposes of any payment required to be made in order to give effect to the provisions hereof it is necessary to convert a sum of money in United States of America currency into Canadian currency or vice versa, the applicable rate of exchange shall be the spot buying rate of exchange of Mellon Bank in Pittsburgh, Pennsylvania, at 12 noon on the date such payment is due.

         1.11    SEVERABILITY

                 If any provision of this Agreement shall be held illegal, invalid or unenforceable by any competent court or tribunal in any relevant jurisdiction, such illegality, invalidity or unenforceability shall attach only to such provision in such jurisdiction and such provision shall be severed herefrom and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

         1.12    DELAYS

                 In calculating the delay or period of time within or following which any act is to be done or step taken pursuant to this Agreement, the day which marks the start of such delay or period shall be excluded from such calculation.

ARTICLE 2.       PURCHASE AND SALE AND PURCHASE PRICE

         2.1     PURCHASE AND SALE

                 Upon the terms and subject to the conditions of this Agreement, the Vendor shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase, assume and accept from the Vendor, at the Closing but with effect as at the Effective Time, all of the Vendor's right, title and interest in, to or under the Business and Purchased Assets for the Purchase Price and upon the terms and conditions herein contained.

         2.2     PURCHASE PRICE

                 The purchase price for the Business and Purchased Assets shall be, subject to the adjustments, if any, pursuant to the provisions of Section 2.7 hereof, the amount of Seventy Million Dollars ($70,000,000) (plus, if the Closing occurs after the Second Fixture Date, interest on such amount at the prime rate of Mellon Bank, as defined in Section 2.7.3 hereof, calculated from the Second Fixture Date until paid in full) (the "PURCHASE PRICE"). The Purchase Price and the Assumed Liabilities shall be allocated by the Parties to the Business and Purchased Assets as set out in SCHEDULE 2.2, and each Party agrees to file its income tax returns in accordance with such allocation.

         2.3     PAYMENT OF PURCHASE PRICE

                 The Purchaser shall pay the Purchase Price at the Closing, at the Closing Place, by wire transfer for, or certified cheque in, the amount of the Purchase Price payable to the Vendor or as directed by the Vendor.

         2.4     TRANSFER TAXES

                 The Purchaser shall be liable for and pay, within the time specified therefor, any and all federal, provincial and local taxes (including, without limitation, goods and services, sales, transfer and value added taxes), duties or other like imposts and charges (including, without limitation, penalties and interest) payable upon and in relation to the sale, assignment and transfer of the Business and Purchased Assets by the Vendor to the Purchaser pursuant hereto and all other transactions pursuant to this Agreement, except for any income tax payable by the Vendor.

         2.5     TAX ELECTION

                 The Parties shall jointly make, execute and file, in a manner consistent with SCHEDULE 2.2, an election under Section 22 of the Income Tax Act (Canada) and the corresponding provisions of all applicable provincial statutes in respect of the sale, assignment and transfer of the Accounts Receivable, in each case, on the forms and within the delays prescribed for such purposes, and shall also prepare and file all of their respective tax returns in a manner consistent with the election stipulated in this Section 2.5.

         2.6     GOODS AND SERVICES TAX ELECTION

                 The Parties shall jointly make and execute an election under
                 Section 167 of the Excise Tax Act (Canada) and Section 75 of the Quebec Sales Tax Act on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Business and Purchased Assets by the Vendor without payment of any Goods and Services Tax ("GST") or Quebec Sales Tax ("QST"). The Purchaser shall file the election forms referred to in this Section 2.6, together with any documentation necessary or desirable to give effect to such election, with Revenue Canada and the Ministere du Revenu du Quebec, respectively, together with the Purchaser's GST and QST returns for the reporting period in which the transactions provided for herein are consummated. Notwithstanding such election, in the event that it is determined by Revenue Canada or by the Ministere du Revenu du Quebec that there is a GST or QST liability of the Purchaser to pay GST or QST on all or part of the Business or Purchased Assets, such GST or QST, as the case may be, shall, unless already collected from the Purchaser and remitted by the Vendor be forthwith remitted by the Purchaser to Revenue Canada or the Ministere du Revenu du Quebec, as the case may be. Should the Vendor be assessed by Revenue Canada or the Ministere du Revenu du Quebec for any such GST or QST liability, the Purchaser shall indemnify and hold harmless the Vendor for all taxes, interest and penalties which the Vendor may be required to pay.

         2.7     Adjustment of Purchase Price

                 2.7.1 An adjustment, if any, based on U.S. GAAP, with respect to the Purchase Price shall be made as of the Adjustment Date as follows:

                          2.7.1.1 if the value of the Owner's Equity as determined by the Adjustment Balance Sheet exceeds the value of the Owner's Equity as determined by the Interim Balance Sheet, the Purchaser shall pay to the Vendor, as an adjustment to the Purchase Price, the amount of such excess; and

                          2.7.1.2 if the value of the Owner's Equity as determined by the Interim Balance Sheet exceeds the value of the Owner's Equity as determined by the Adjustment Balance Sheet, the Vendor shall pay to the Purchaser, as an adjustment to the Purchase Price, the amount of such excess.

                 2.7.2 The amount of any adjustment payable in accordance with the provisions of this Section 2.7 shall bear interest at the prime rate of Mellon Bank calculated from the Adjustment Date until paid in full, and the amount of any such adjustment and interest accrued thereon shall be paid, subject to Section 2.7.4, on the Adjustment Payment Date by wire transfer or certified cheque payable to or as directed by the Party entitled thereto pursuant to the provisions of this Section 2.7. If the Adjustment Payment Date is the Closing Date, the adjustment may be added to or netted against the Purchase Price, as the case may be.

                 2.7.3 For the purposes hereof, the "prime rate of Mellon Bank" means the prime rate of Mellon Bank announced by said Bank from time to time in Pittsburgh, Pennsylvania, as its reference rate of interest (commonly known as its prime rate) for commercial loans made by said Bank in the United States in United States of America dollars.

                 2.7.4 Within sixty (60) days after the Adjustment Date, the Vendor shall (i) prepare the Adjustment Balance Sheet, a calculation of Owner's Equity pursuant thereto, and a calculation, in accordance with this
                          Section 2.7, of the Purchase Price adjustment (if any) and (ii) deliver to the Purchaser a copy of such Adjustment Balance Sheet and calculations. If the Purchaser is satisfied that the Purchase Price adjustment as calculated and submitted by the Vendor has been properly calculated, the Purchaser shall so notify the Vendor. If the Purchaser disagrees with such calculation of the Purchase Price adjustment (whether such objection relates to the mathematical calculation thereof or of Owner's Equity, to the Adjustment Balance Sheet or its preparation, or any combination thereof) calculated by the Vendor, then the Purchaser shall deliver to the Vendor, within thirty (30) days after delivery to the Purchaser of the Vendor's calculation of the Purchase Price adjustment (the "INITIAL 30-DAY PERIOD"), a written description of any adjustment proposed by the Purchaser to such calculation, and the Vendor and the Purchaser shall negotiate in good faith to resolve any disagreement with respect thereto. If the Purchaser fails to give the Vendor notification within the Initial 30-Day Period of any objection to such calculation of the Purchase Price adjustment (or gives objections only to portions thereof), then such calculation (or the part not objected to) shall be binding upon the Parties. Any undisputed amount shall be paid promptly on or before the later of (i) the Closing Date or (ii) the fifth (5th) Business Day after the Initial 30-Day Period. If the Vendor and the Purchaser have not resolved any such disagreement (or portion thereof) within fifty (50) days following the date on which the Purchaser receives the Vendor's proposed adjustment to the Purchase Price, then such disagreement shall be submitted to the Adjustment Arbitrator for a final and binding resolution of the disagreement and calculation of the final Purchase Price adjustment. The costs and expenses for the services of the Adjustment Arbitrator shall be borne by the Party whose position in the dispute submitted to the Adjustment Arbitrator has the greatest dollar discrepancy from the calculation determined by the Adjustment Arbitrator.

                          The Adjustment Arbitrator shall be chosen as follow:

                          (i) if the amount of the dispute is less than or equal to $1,000,000, the Adjustment Arbitrator shall be KPMG-Peat Marwick in Chicago; or

                          (ii) if the amount of the dispute is in excess of $1,000,000, then three arbitrators shall be chosen from a list of ten (10) disinterested accountants in Chicago or its vicinity compiled by the American Arbitration Association, with the Vendor and the Purchaser alternatively striking a name from such list until only three names remain. The Vendor shall have the right to strike the first name, and such right shall be exercised within five (5) Business Days after the list is presented to both the Vendor and the Purchaser. Thereafter in turn, the Purchaser and the Vendor shall have two (2) Business Days after notification to it of the last name stricken by the other Party, to strike a name from the list until only three (3) names are left. The arbitrators shall be those three (3) Persons whose names remain after the above process. If any such Person cannot or does not serve as an arbitrator, then such Person shall be replaced by the Person whose name was last stricken who is available. If any Party fails to strike a name from the list within the allotted time, then the other

                          Party shall have the right to name the three arbitrators.

                          Each of the Parties represents and warrants to the other Party that it has disclosed to the other Party all significant business and other relationships that it has had with KPMG-Peat Marwick on or after January 1, 1993.

                          The Adjustment Balance Sheet shall present fairly the financial position of the Vendor with respect to the Business, and shall be based on the books and records of the Vendor which will be kept, and such Adjustment Balance Sheet shall be calculated, in accordance with U.S. GAAP applied on a basis consistent with the period covered by the Financial Statements and the Interim Balance Sheet. All liabilities, contingent or otherwise, of the Vendor with respect to the Business which are required to be reflected or reserved against in the Adjustment Balance Sheet shall be reflected therein.

ARTICLE 3.       TRANSFER OF BUSINESS AND PURCHASED ASSETS

         3.1     TRANSFER AND DELIVERY

                 Subject to the provisions of Sections 3.2 and 3.3 hereof, at the Closing, the Vendor shall execute and deliver to the Purchaser all such instruments of transfer and documents of title as shall be necessary to transfer title to the Business and Purchased Assets to the Purchaser, and shall deliver to the Purchaser possession of the Business and Purchased Assets, in each case, with effect as at the Effective Time.

         3.2     ASSIGNMENT

                 Nothing in this Agreement shall be construed as a sale, assignment or transfer, or an attempted sale, assignment or transfer, of any of the Contracts, Accounts Receivable, Operating Permits, Environmental Permits or other Purchased Assets (collectively, the "RIGHTS") if such Right can only be obtained or exercised by the Purchaser if it is re-issued or issued to the Purchaser by a Person (if such re-issuance or issuance has not been obtained) or if such Right is not saleable, assignable or transferable without the consent, approval, registration, filing, application, notice, transfer, order, qualification, waiver or other action of any kind of a Person (a "CONSENT") (if such Consent has not been obtained) and such sale, assignment or transfer or attempted sale, assignment or transfer would constitute a breach of such Right or of any agreement or instrument by which the Vendor is bound with respect to such Right. The Vendor hereby represents and warrants that set forth on SCHEDULE 3.2 is a true, correct and complete list of all Consents, the failure of which to obtain prior to the Closing Date might reasonably be expected to have a Material Adverse Effect.

         3.3     CONSENTS TO ASSIGNMENTS

                 The Vendor shall exercise its best efforts to obtain, and cooperate with the Purchaser for the purpose of obtaining, all Consents of all Persons necessary for the sale, assignment or transfer by the Vendor to the Purchaser of the Rights (including, without limitation, the re-issuance or issuance in the name and for the benefit of the Purchaser of the Operating Permits and Environmental Permits or of permits, licenses, certificates and authorizations to replace those of the Operating Permits or Environmental Permits which are non-saleable, non-assignable or non-transferable). If any Person whose Consent is required does not consent to the sale, assignment or transfer of any of the Rights from the Vendor to the Purchaser, the Vendor shall, at the request of the Purchaser and to the extent permitted by the Laws and Environmental Laws, enforce, use, carry-out and comply with such Right against such Person as mandatary and agent, and for the exclusive benefit of, the Purchaser, provided that the Vendor shall not be liable for any loss (including, without limitation, loss of profits or economic loss) or damages (including, without limitation, indirect, consequential or incidental damages) suffered or incurred by the Purchaser as a result of the failure to obtain any Consent to the sale, assignment or transfer of the Rights (including, without limitation, the re-issuance or issuance in the name and for the benefit of the Purchaser of the Operating Permits and Environmental Permits or of permits, licenses, certificates and authorizations to replace those of the Operating Permits or Environmental Permits which are non-saleable, non-assignable or non-transferable) or arising from any such attempted sale, assignment or transfer.

         3.4     ASSUMPTION OF ASSUMED LIABILITIES

                 The Purchaser shall assume and become liable for, and shall pay, perform, discharge, satisfy and fulfil, in a timely manner and strictly in accordance with their terms, the Assumed Liabilities as at and with effect from the Effective Time.

         3.5     NON-ASSUMED LIABILITIES

                 The Vendor shall remain liable for, and pay, perform, discharge, satisfy and fulfill, in a timely manner and strictly in accordance with their terms, all its liabilities relating to the Business that are not Assumed Liabilities.

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         The Vendor represents and warrants to the Purchaser as follows:

         4.1     INCORPORATION AND AUTHORIZATION

                 The Vendor is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Canada and has full capacity, power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and has been duly authorized to execute and become a party to this Agreement and to consummate the transactions provided herein or pursuant hereto.

         4.2     ENFORCEABILITY OF THE AGREEMENT

                 This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms, except to the extent that the enforcement hereof may be limited by bankruptcy, insolvency, arrangement, reorganization, moratorium or other similar laws relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.3     NO CONFLICT

                 4.3.1 Neither the entering into of this Agreement nor the consummation by the Vendor of any of the transactions contemplated hereby shall:

                              4.3.1.1 with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in a breach or default under, or cause the termination of, (a) any of the provisions of the articles of incorporation, articles of amendment, certificates in respect thereto, by-laws or other charter documents of the Vendor or of any written shareholders agreement or shareholders, stock or voting trust to which the Vendor is a party or
                                           (b) any Law or Environmental Law to
                                           which the Vendor is subject;

                              4.3.1.2 with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in a breach or default under, or cause the termination of, any written Contract, except for such violations, conflicts, breaches, defaults, or terminations which are not likely to have a Material
                                           Adverse Effect; or

                              4.3.1.3 result in the creation or imposition of any Lien upon the Purchased Assets.

                 4.3.2 There are no judicial, quasi-judicial, administrative, quasi-administrative or arbitration proceedings pending against the Vendor which, if adversely determined, may interfere with the sale, assignment, transfer or delivery of the Business and Purchased Assets or the consummation of any of the transactions herein provided.

         4.4     NO OPTION

                 No Person has any agreement, option or right capable of becoming an agreement or option to acquire the Business or any of the Purchased Assets, or that would restrict the ability of the Vendor to transfer the Purchased Assets to the Purchaser hereunder, other than pursuant to purchase orders for Inventory accepted by the Vendor in the ordinary course of the Business.

         4.5     BUSINESS

                 Except as set out in SCHEDULE 4.5, the Vendor is conducting the Business in compliance with all Laws of each jurisdiction in which it presently conducts the Business and is duly qualified, licensed or registered in each jurisdiction in which the nature of the Business or the Purchased Assets makes such qualification, licensing or registration necessary, except where the failure to so comply or to be so qualified, registered or licensed is not likely to have a Material Adverse Effect.

         4.6     FINANCIAL STATEMENTS

                 4.6.1 The Financial Statements present fairly, in all material respects, the results of operations and cash flows of the Business, for the periods covered by the relevant statements forming part of the Financial Statements.

                 4.6.2 The Interim Balance Sheet presents fairly, in all material respects, the financial position of the Business as at the date thereof.

                 4.6.3 The Financial Statements and the Interim Balance Sheet are based on the books and records of the Vendor which have been kept, and such Financial Statements and Interim Balance Sheet have been calculated, in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved.

                 4.6.4 There are no liabilities, contingent or otherwise, of the Vendor with respect to the Business not reflected in the Financial Statements or Interim Balance Sheet or in the notes thereto which are required to be disclosed therein in accordance with U.S. GAAP.

         4.7     PURCHASED ASSETS

                 4.7.1 Subject to Permitted Encumbrances and except as set out in SCHEDULE 4.7, the Vendor owns and possesses the Purchased Assets with good and marketable title thereto free and clear of all Liens and also with registered or recorded title to the Real Properties and the Vendor has the exclusive right to possess, sell, assign and transfer the Purchased Assets.

                 4.7.2 Except as otherwise expressly provided in this Agreement, the Purchased Assets are sold, assigned and transferred by the Vendor to the Purchaser and purchased, assumed and accepted by the Purchaser without any warranty whatsoever including, for greater certainty, any legal, statutory, contractual or customary warranty.

                 4.7.3 The Purchased Assets include all tangible personal and real properties necessary to permit the Purchaser to conduct the Business in the same manner as such Business has been conducted by the Vendor since December 31, 1994, without any need for replacement, refurbishment or repair otherwise than in the ordinary course of Business and in a manner consistent with the past practices of the Vendor for the Business.

         4.8     REAL PROPERTIES

                 4.8.1 Subject to Permitted Encumbrances, the Real Properties and the use of the Leased Real Properties do not violate, contravene or breach and are used in compliance with the Laws, except for such violations, contraventions, breaches and non-compliances which, individually or in the aggregate, are not likely to have a Material Adverse Effect. Except as set out in SCHEDULE
                              4.8.1 or except for Permitted Encumbrances, there does not exist (i) any encroachment by any building or structure not owned by the Vendor on the Real Properties nor any encroachment by any of the buildings and structures constituting part of or located on the Real Properties on any real property not included in the Real Properties or (ii) any condemnation proceedings or, to the best of the Vendor's knowledge, any threat thereof relating to the Real Properties which, in either case, is likely to have a Material Adverse Effect. The Real Properties and the Leased Real Properties are in compliance with the Planning Act (Ontario) and all comparable legislation in the other Canadian jurisdictions.

                 4.8.2 All personal property taxes, ad valorem taxes, real and immovable property taxes, surtaxes, charges, levies, rates, duties and assessments, whether general or special, and real and immovable property mutation taxes due and payable pursuant to the Laws with respect to the Real Properties before the Adjustment Date and any interest and penalties thereon or adjustments thereto, have been paid by the Vendor or such taxes, surtaxes, charges, levies, rates, duties and assessments shall be reflected and reserved against in the Adjustment Balance Sheet.

                 4.8.3 The buildings, plants and structures included in the Real Properties are in good condition and repair and are adequate for the conduct of the Business as conducted by the Vendor since December 31, 1994, except for normal wear and tear and normal usage.

         4.9     EQUIPMENT, ROLLING STOCK AND INVENTORY

                 4.9.1 The Equipment and Rolling Stock and the equipment leased by the Vendor under the lease, leasing or sale and leaseback agreements forming part of the Material Contracts (other than any idle item thereof) are in good condition and repair and are adequate for the conduct of the Business as conducted by the Vendor since December 31, 1994, except for normal wear and tear and normal usage.

                 4.9.2 The Inventories reflected in the Interim Balance Sheet or subsequently acquired and properly included in the Adjustment Balance Sheet are reflected therein at the lower of cost or market value in accordance with U.S. GAAP and are, in all material respects, of good and marketable quality and in sufficient quantity for the conduct of the Business as presently conducted, and the reserves for obsolete or surplus inventories reflected on the Interim Balance Sheet and Adjustment Balance Sheet are and shall be adequate as at the respective dates thereof in accordance with U.S. GAAP consistently applied.

                 4.9.3 The Accounts Receivable reflected in the Interim Balance Sheet are, and the Accounts Receivable that will be reflected in the Adjustment Balance Sheet will be, reflected therein in accordance with U.S. GAAP and are and will be bona fide, have been and will be properly recorded in the ordinary course of the Business and represent amounts due for goods or services sold or rendered in the ordinary course of the Business. The reserves for doubtful accounts reflected on the Interim Balance Sheet and Adjustment Balance Sheet are and shall be adequate as at the respective dates thereof in accordance with U.S. GAAP consistently applied.

         4.10    OPERATING PERMITS

                 Except as set out in SCHEDULE 4.10, the Operating Permits are all the material permits, licenses, certificates and authorizations of, and registrations with, any federal, provincial or local governmental body or regulatory agency necessary to conduct the Business as presently conducted, and the Operating Permits are in good standing and the Vendor is in compliance in all material respects thereunder.

         4.11    BOOKS AND RECORDS

                 The Books and Records include all such books, records, files and documentation as are reasonably necessary for the conduct of the Business as presently conducted. The Books and Records have been maintained in accordance with sound business practices and present fairly, in all material respects, the matters referred to therein.

         4.12    CONTRACTS

                 4.12.1 Except as set out in SCHEDULE 1.1(ZZ) OR 4.12, the Material Contracts have been entered into in the ordinary course of the Business and are in full force and effect. No material default, violation or breach on the part of the Vendor exists in respect of the Material Contracts and, to the best of the Vendor's knowledge, no event exists which, in the case of any default, violation or breach but for the lapse of time, the giving of notice, or both, would entitle the other contracting Person to terminate any of the Material Contracts or would have a Material Adverse Effect.

                 4.12.2 To the best of the Vendor's knowledge, there is no default, violation or breach under any of the Material Contracts on the part of the other contracting Person.

                 4.12.3 True, correct and complete copies of all Material Contracts, including any amendments thereto, have been made available to the Purchaser, along with a detailed description and explanation of all oral Material Contracts.

                 4.13     INSURANCE

                 4.13.1 The Vendor, the Business and the Purchased Assets are insured with financially sound and reputable insurers against claims, losses and damages from all reasonably foreseeable liability, hazards and risks, to such extent and in such amounts and with such deductible amounts therefrom as is customary for reasonably prudent Persons operating like businesses and owning like properties, all as provided for in and by the policies and contracts of insurance set out in
                              SCHEDULE 4.13.

                 4.13.2 All such policies and contracts of insurance are in full force and effect, and the Vendor is in good standing and compliance with respect to each such policy or contract to which it is a party. The Vendor has not received notice of any pending or threatened cancellation of any such insurance or of any premium increase. Except as set out in
                              SCHEDULE 4.13, there are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed with such insurers by the Vendor.

         4.14    INTELLECTUAL PROPERTY

                 4.14.1 SCHEDULE 4.14 sets out a true and complete list of all registered patents and copyrights and all registered or unregistered trade-marks, service marks, trade-names and industrial designs

                              (including, in each case, any registrations or applications therefor) owned or actively used by the Vendor with respect to the Business. With respect to any patent, copyright, trade-mark, service mark, trade name or industrial design listed in SCHEDULE 4.14 which is not owned in its entirety by the Vendor and included within the Intellectual Property to be transferred pursuant hereto, the Vendor has (i) identified in SCHEDULE 4.14 the owner of the subject patent, copyright, trade-mark, service mark, trade-name or industrial design and (ii) delivered to the Purchaser true and correct copies of the licenses or other agreements authorizing the Vendor's use thereof. Except as specifically disclosed in SCHEDULE 4.14, no rights under any such licenses or agreements will be terminated, limited or otherwise adversely affected as a result of the transactions contemplated hereunder.

                 4.14.2 Except as set out in SCHEDULE 4.14, there is not any claim existing or, to the best of the Vendor's knowledge, threatened of adverse ownership, invalidity or other opposition to or conflict with any of the patents, copyrights, trade-marks, service marks, trade-names and industrial designs (including, in each case, any registrations or applications therefor) listed in
                              SCHEDULE 4.14, nor does the conduct of the Business by the Vendor breach any registered or, to the best of the Vendor's knowledge, unregistered patent, copyright, trade-mark, service mark, trade-name or industrial design or any other intellectual property right owned by any other Person.

         4.15    ENVIRONMENTAL MATTERS

                 Except as set out in SCHEDULE 4.15:

                 4.15.1 The Environmental Permits are all the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to the Environmental Laws necessary to conduct the Business substantially as presently conducted. The Environmental Permits are in full force and effect and the Vendor is in substantial compliance in all respects thereunder. The Vendor is in compliance with the Environmental Laws applicable to the conduct of the Business, except to the extent such non-compliance would not constitute a Material Adverse Effect.

                 4.15.2 There is no claim, suit, action or other proceeding, including appeals and applications for review, outstanding or pending or, to the best of the Vendor's knowledge, threatened against the Vendor in respect of the Business or Purchased Assets pursuant to any of the Environmental Laws. To the best of the Vendor's knowledge, no facts or circumstances exist which are reasonably likely to give rise to such a claim, suit, action or other proceeding which would have a Material Adverse Effect.

                 4.15.3 The Vendor has not caused the Release of any Hazardous Substances on or from the Locations, except in such a manner or quantity as would not constitute a violation of any of the Environmental Laws or Environmental Permits or would not reasonably be expected to result in a Material Adverse Effect.

                 4.15.4 The Vendor has maintained in respect of the Business and Purchased Assets records substantially in the manner and for the time periods required by the Environmental Laws and Environmental Permits.

                 4.15.5 The Vendor has no knowledge of any fact or circumstance that is likely to prohibit or prevent the issuance to the Purchaser of any of the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, which are necessary for the Purchaser to conduct the Business substantially as presently conducted.

                 4.15.6 The Vendor has not received any Environmental Notice pursuant to any of the Environmental Laws and, to the best of the Vendor's knowledge, there are no facts or circumstances that would result in the issuance of an Environmental Notice (i) which would require that capital expenditures in excess of $1,000,000 in the aggregate be made in respect of the Business or Purchased Assets as a condition of compliance with all of the Environmental Laws or Environmental Permits, or
                              (ii) to the effect that any of the Environmental Permits is about to be made subject to limitations or conditions or revoked.

                 4.15.7 The Vendor has delivered to the Purchaser true, correct and complete copies of all material environmental audit reports which have been prepared in respect of the Business in the five (5) year period ending on the date of this Agreement by or for the Vendor and which are in its possession.

         4.16    EMPLOYEES, PENSION AND OTHER BENEFIT PLANS

                 4.16.1 SCHEDULE 4.16.1 lists, as at the date of this Agreement, (i) all the Employees together with their respective positions, years of employment and rates of remuneration, (ii) all the Employees on Medical Leave who are receiving benefits under the Law or the Vendor's Employee Plans, together with their respective entitlement under the Vendor's Employee Plans, and (iii) the Retired Employees. All Employees who are Employees on Medical Leave and Employees on Short-Term Medical Leave, as at the date of this Agreement, are included (without limitation) and specifically so designated in SCHEDULE 4.16.1.

                 4.16.2 Except as set out in SCHEDULE 4.16.2, the Vendor is not, with respect to the Business, a party to or bound by any collective bargaining agreement or any other agreement with, or commitment to, any union of employees or any contract of employment, written or oral, with any of its Employees. The bargaining agents set out in
                              SCHEDULE 4.16.2 are the exclusive bargaining agents of the Unionized Employees at the Vendor's plants and the conditions governing the working conditions of the Unionized Employees are determined by the collective agreements set out in SCHEDULE 4.16.2 between the Vendor and the said unions.

                 4.16.3 The only Vendor's Employee Plans are those set out in SCHEDULE 4.16.3 and except as set out in
                              SCHEDULE 4.16.3 the Vendor is not, with respect to the Business, a party to nor operates any other employee benefit or pension plan, bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance or incentive plan, contract, program, fund, arrangement or practice or any other trust, escrow or similar agreement related thereto with respect to any of its Employees, Retired Employees, directors, officers or shareholders or with respect to which the Vendor has made or is required to make payments, transfers or contributions. The Vendor's Employee Plans are duly registered where required by, and are in good standing under, the Laws, and each of the pension plans thereunder are in a funding status as set out in SCHEDULE 4.16.3.

                 4.16.4 The Vendor has delivered to the Purchaser true, complete and up-to-date copies of all documents embodying or summarizing the Vendor's Employee Plans including, without limitation, all amendments thereto, all funding agreements thereunder, all summaries of the Vendor's Employee Plans provided by the Vendor to any of its Employees, Retired Employees, directors, officers or shareholders and all material communications received from or sent to the regulatory authorities as well as the most recent actuarial valuation filed with the regulatory authorities for the Vendor's Employee Plans for which valuations are required.

                 4.16.5 No promise or commitment has been made by the Vendor (i) to amend any of the Vendor's Employee Plans or to provide increased benefits thereunder to any of its Employees, Retired Employees, directors, officers or shareholders except pursuant to the requirements, if any, of the Vendor's Employee Plans or collective bargaining agreements, nor (ii) to establish any new employee benefit or pension plan or bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance or incentive plan, contract, program, fund, arrangement or practice or any new trust, escrow or similar agreement related thereto with respect to any of its Employees, Retired Employees, directors, officers or shareholders. Except as set out in
                              SCHEDULE 4.16.5, no actual amendment to any plan, policy or arrangement referenced in this Section
                              4.16.5 has been adopted by the Vendor since the Financial Statements Date.

                 4.16.6 Each of the Vendor's Employee Plans has been maintained, operated and administered in material compliance with its terms and all related documents or agreements and in compliance with the Laws.

                 4.16.7 All required employer contributions, premium payments and source-deducted employee contributions under the Vendor's Employee Plans have been made and remitted to the funding agents thereunder including, without limitation, all current service costs and special payments within the time prescribed by the relevant Vendor's Employee Plan and the Laws.

                 4.16.8 All insurance premiums required with respect to the Vendor's Employee Plans have been paid, made, accrued or booked within the time prescribed by the relevant Vendor's Employee Plan and the Laws.

                 4.16.9 All benefits, expenses and other amounts due and payable to or under the Vendor's Employee Plans, and all contributions, transfers or payments required to be made to the Vendor's Employee Plans, have been paid, made, accrued or booked within the time prescribed by the relevant Vendor's Employee Plan and the Laws.

                 4.16.10 Except as set out in SCHEDULE 4.16.10, the Vendor has not, with respect to the Business, taken any "contribution holiday" with respect to, nor has withdrawn any amount from, the Vendor's Employee Plans.

                 4.16.11 There are no material claims pending or, to the best of the Vendor's knowledge, threatened by or on behalf of any of the Vendor's Employee Plans or by any Employee other than routine claims for benefits.

                 4.16.12 Except as set out in SCHEDULE 4.16.12, (i) there is no strike, lockout, or other labour trouble (including, but not limited to, any work slowdown or work stoppage) pending or, to the best of the Vendor's knowledge, threatened which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) there is no union election pending or, to the best of the Vendor's knowledge, threatened nor, to the best of the Vendor's knowledge, is any union conducting any organizing campaign with respect to any of the Employees; and (iii) there is no outstanding grievance under any collective bargaining agreement or unfair labour practice charge pending or, to the best of the Vendor's knowledge, threatened which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.17    LITIGATION

                 Except as set out in SCHEDULE 4.17:

                 4.17.1 there is not any suit, action, claim or other proceeding or investigation pending or, to the best of the Vendor's knowledge, threatened against or affecting the Vendor or to which the Vendor is a party, with respect to the Business in or before or by any judicial, quasi-judicial, administrative or quasi-administrative court, tribunal, arbitrator, agency or other governmental body. Except as described in
                              SCHEDULE 4.17, none of such matters, if adversely determined, is likely to have a Material Adverse Effect;

                 4.17.2 there is not any order, decree, injunction or judgment of any judicial, quasi-judicial, administrative or quasi-administrative court, tribunal, arbitrator, agency or other governmental body against or affecting the Vendor with respect to the Business.

         4.18    ABSENCE OF MATERIAL CHANGES

                 Except as set out in SCHEDULE 4.18, the Business has been conducted by the Vendor since the Financial Statements Date in the ordinary course and in a manner consistent with the practices applied during the periods specified in the Financial Statements, and since the Financial Statements Date, except as set out in SCHEDULE 4.18, the Vendor has not, with respect to the Business:

                 4.18.1 incurred or discharged any obligation or liability (whether accrued, absolute or contingent) other than in the ordinary course of and in a manner consistent with the Vendor's past practices for the Business;

                 4.18.2 entered into any transaction, contract, agreement, indenture, instrument or commitment other than in the ordinary course of and in a manner consistent with the Vendor's past practices for the Business;

                 4.18.3 suffered or incurred any damage, destruction, loss or liability (whether or not covered by any insurance), any strike, lock-out or other labour trouble such as slow down or work stoppage, or any loss of any of its employees, customers, suppliers or distributors which, individually or in the aggregate, has had a Material Adverse Effect;

                 4.18.4 suffered any shortage or cessation or interruption of raw materials, supplies or utilities which, individually or in the aggregate, has had a Material Adverse Effect;

                 4.18.5 made any change in its accounting principles, policies and practices as utilized in the preparation of the Financial Statements;

                 4.18.6 granted to any customer any allowance or discount or changed its pricing, credit or payment policies other than in the ordinary course of and in a manner consistent with the Vendor's past practices for the Business;

                 4.18.7 incurred any indebtedness, liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of and in a manner consistent with the Vendor's past practices for the Business, or permitted any of the Purchased Assets to be subject to a Lien;

                 4.18.8 sold, leased or otherwise disposed of any of the Purchased Assets or any right, title or interest therein other than in the ordinary course of and in a manner consistent with the Vendor's past practices for the Business;

                 4.18.9 committed to any capital expenditure project or made any investment, in either case in excess of $1,000,000, not disclosed to the Purchaser prior to the date of this Agreement or consented to by the Purchaser; or

                 4.18.10 authorized or agreed to do any of the foregoing matters referred to in this Section 4.18.

         4.19    VENDOR'S RESIDENCE

                 The Vendor is not a non-resident for the purposes of the Income Tax Act (Canada) and the Taxation Act (Quebec).

         4.20    FINDER'S FEE

                 No Person has, or as a result of any of the transactions contemplated hereby shall have, as a result of any commitment of the Vendor towards such Person any right, interest or claim against or upon the Purchaser or any of its properties or the Purchased Assets for any commission, fee or other compensation as broker or finder or for services in any similar capacity.

         4.21    FULL DISCLOSURE

                 The Vendor has made or caused to be made due enquiry with respect to each of the representations and warranties contained in this Agreement and in any other agreement delivered by the Vendor to the Purchaser pursuant hereto and for the purposes hereof, and none of the same intentionally contains any untrue statement of a material fact or intentionally omits to state a material fact necessary to make any of the representations or warranties contained herein not misleading.

         4.22    REGISTRATION

                 The Vendor is registered for the purposes of Part IX of the Excise Tax Act (Canada) and Chapter VIII of the Quebec Sales Tax Act and its registration numbers are as follows:

                 Federal:         101438984

                 Quebec:          1001613819

         4.23    GYPSUM ROCK RESERVES

                 SCHEDULE 4.23 sets forth a true, complete and correct report, as of the date thereof, of all reserves of gypsum rock (i) owned by Domtar Gypsum Inc. or (ii) owned by the Vendor and to be transferred to the Purchaser as part of the Purchased Assets.

ARTICLE 5.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Vendor as follows:

         5.1     INCORPORATION AND AUTHORIZATION

                 The Purchaser is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Georgia and has full capacity, power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and has been duly authorized to execute and become a party to this Agreement and to consummate the transactions provided herein or pursuant hereto.

         5.2     ENFORCEABILITY OF THE AGREEMENT

                 This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except to the extent that the enforcement hereof may be limited by bankruptcy, insolvency, arrangement, reorganization, moratorium or other similar laws relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         5.3     NO CONFLICT

                 5.3.1 Neither the entering into of this Agreement nor the consummation by the Purchaser of any of the transactions contemplated hereby shall, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in a breach or default under, or cause the termination of, any of the provisions of the articles of incorporation, articles of amendment, certificates in respect thereto, by-laws or other charter documents of the Purchaser or of any written shareholders agreement or shareholders, stock or voting trust to which the Purchaser is a party or any Law to which the Purchaser is subject.

                 5.3.2 There are no judicial, quasi-judicial, administrative, quasi-administrative or arbitration proceedings pending against the Purchaser which, if adversely determined, may interfere with the purchase of or payment for the Business and Purchased Assets or the consummation of any of the transactions herein provided.

         5.4     FINDER'S FEE

                 No Person has, or as a result of any of the transactions contemplated hereby shall have, as a result of any commitment of the Purchaser towards such Person, any right, interest or claim against or upon the Vendor or any of its properties for any commission, fee or other compensation as broker or finder or for services in any similar capacity.

ARTICLE 6.       EMPLOYEES AND BENEFIT PLANS

         6.1     EMPLOYEES

                 6.1.1 Except as otherwise provided in this Article 6, all liabilities to the Employees or the Retired Employees, determined as at the Effective Time, or any other Person relating to the employment of, or services rendered by, such Employees or Retired Employees up to the Effective Time (including all liabilities for (i) compensation for services rendered by the Employees or Retired Employees up to the Effective Time and related employment and withholding taxes and (ii) benefits accrued under the Vendor's Employee Plans as at the Effective Time), shall be Excluded Liabilities and shall be the sole and complete responsibility of the Vendor.

                 6.1.2 Except as otherwise provided in this Article 6, all liabilities to the Unionized Non-Leave Employees, Transferring Employees or any other Person, relating to the employment of, or services rendered by, such Employees from and after the Effective Time, shall be the sole and complete responsibility of the Purchaser.

                 6.1.3 The Purchaser shall continue the employment of the Unionized Employees as at the Effective Time in conformity with the terms and conditions of the applicable collective agreements set out in
                              SCHEDULE 4.16.2, as in effect at the Effective Time and as amended from time to time by agreement of the Purchaser and the bargaining agents under the collective agreements. The Purchaser shall assume the collective agreements effective as at the Effective Time and shall perform fully all rights, duties and obligations pursuant to such collective agreements from and after the Effective Time. The Vendor shall retain any liabilities existing up to the Effective Time under the collective agreements.

                              Subject to the provisions of Section 6.1.4, the Purchaser shall offer employment to (a) the Salaried Employees as determined as of the date of this Agreement (as listed on SCHEDULE 4.6.1) and (b) any Salaried Employees hired by the Vendor between the date of this Agreement and the Effective Time with the advance knowledge and approval of the Purchaser; provided, however, that notwithstanding the foregoing, the Purchaser may, in its sole discretion, elect not to offer employment to up to thirty (30) Salaried Employees. Any offer of employment to such Salaried Employees shall be under such terms and conditions as the Purchaser, in its sole discretion, may determine; provided that such offer shall include: (i) participation in employee benefit plans comparable to those provided to the Purchaser's similar-situated Canadian employees; (ii) credit for past service (as defined in Section 6.2.3); and (iii) waiver of any pre-existing condition exceptions under the Purchaser's medical plans. Notwithstanding anything in this Section 6.1.3 to the contrary, the Purchaser shall have no obligation to offer employment to (i) any Salaried Employee as at the date of this Agreement who voluntarily terminates employment prior to the Effective Time or who is terminated by the Vendor for business reasons not related to this Agreement or for cause prior to the Effective Time and (ii) Salaried Employees on

                              Long-Term Medical Leave at the Effective Time.

                 6.1.4 From and after the Effective Time, the employment or cost of termination of employment of, or severance obligations to or future compensation to, the Transferring Employees and severance obligations for those who refuse the Purchaser's offer of employment, shall be the sole responsibility of the Purchaser. For the purposes of this Section 6.1 "severance obligations" include, without limitation, claims for severance pay, termination pay, notice obligation, pay in-lieu of notice, damages for wrongful or constructive dismissal or loss of benefits, or other similar liabilities including attorney's fees or judgements or settlements in lieu of judgements, rendered in respect of a termination of employment. The Vendor shall retain all responsibility for severance obligations with respect to the Salaried Employees (up to thirty (30)) to whom the Purchaser makes no offer of employment.

                 6.1.5 The Purchaser shall be responsible for workers' compensation obligations for Unionized Employees and Transferring Employees, pursuant to the Laws, with respect to injuries and illnesses occurring after the Effective Time. All other workers' compensation obligations, with respect to the Employees, pursuant to the Laws, other than the Employees on Short-Term Medical Leave (subject to
                              Section 6.1.6 hereof), at the Effective Time shall be the responsibility of the Vendor.

                 6.1.6 The Vendor shall retain responsibility for all benefits liabilities (including, without limitation, medical, long-term disability, severance obligations (as defined in Section 6.1.4), workers' compensation and vacation pay) with respect to Employees on Long-Term Medical Leave at the Effective Time and, from and after the effective date of transfer to long-term medical leave status, the Employees on Short-Term Medical Leave at the Effective Time who thereafter transfer directly to long-term medical leave status.

                 6.1.7 Subject to Section 6.1.5, the Purchaser shall be responsible for all benefits liabilities (including, without limitation, medical, long-term disability, severance obligations (as defined in Section 6.1.4), workers' compensation and vacation pay) with respect to Employees on Short-Term Medical Leave at the Effective Time until the termination of their short-term medical leave or their transfer to a long-term medical leave status.

         6.2     BENEFIT PLANS

                 6.2.1 With effect as at the Effective Time, the Unionized Non-Leave Employees, Transferring Employees and Retired Employees shall cease to participate in, or be covered by or entitled under, the Vendor's Employee Plans and shall cease to accrue benefits thereunder.

                 6.2.2 As soon as practicable after the Closing Date, but in any event within six (6) months of the Closing Date, the Purchaser shall, subject to the provisions of Section 6.3 hereof, establish or designate, with effect at the Effective Time, employee benefit and pension benefit plans covering the Unionized Non-Leave Employees, Transferring Employees and Retired Employees (the "PURCHASER'S EMPLOYEE PLANS"). Pension benefits enjoyed by the Retired Employees up to the Effective Time shall be continued after the Effective Time by the Purchaser (subject to the completion of the transfers contemplated in
                              Section 6.3), but will be administered through a pension plan of the Purchaser's selection. Other Retired Employee benefits shall be administered by the Purchaser in accordance with the terms of the applicable Vendor's Employee Plans and applicable Laws.

                 6.2.3 With respect to the Transferring Employees, the Purchaser and the Purchaser's Employee Plans shall recognize all years of past service for purposes of (i) participation in the Purchaser's Employee Plans, (ii) determining the amount, if any, of short- or long-term disability or severance benefits due, (iii) for purposes of vesting (including, without limitation, eligibility for early retirement, disability and benefit option and forms) under any pension plan,
                              (iv) determining vacation entitlement under the Purchaser's applicable vacation policy and (v) service awards. The Transferring Employees will also receive credit toward any deductible under the Purchaser's medical plans for expenses incurred under the Vendor's corresponding plans and shall not be subject to any pre-existing condition limitation. For purposes of this
                              Section 6.2.3, "past service" means continuous service with regard to the Business (i) as an Employee of the Vendor and (ii) as an employee of predecessor companies prior to the acquisition of the Business by the Vendor, but only to the extent that such service is recognized, for similar purposes immediately prior to the Effective Time.

                 6.2.4        Subject to the provisions of Sections 6.1.6 and
                              6.3 and effective as of the completion of the assets transfers contemplated in Section 6.3, the Purchaser shall cause to be assumed by the Purchaser's Employee Plans which receive such asset transfers all the obligations of the Vendor's Employee Plans which are pension plans with respect to the Unionized Non-Leave Employees, Transferring Employees and Retired Employees as at the Effective Time. Prior to the completion of the assets transfers described in
                              Section 6.3, the Vendor's Employee Plans shall retain all liability with respect to such obligations, as specified in more detail in
                              Section 6.3.5.

                              Except as otherwise specifically provided in this
                              Article 6 (and subject, in particular, but without limitation, Section 6.1.6 with respect to Employees on Medical Leave), the Purchaser's Employee Plans which are employee plans shall be responsible for the following benefits payments with respect to the Unionized Non-Leave Employees, Transferring Employees and Retired Employees and their covered dependants, subject to the terms and conditions of the particular plan: (i) claims for health care benefits with respect to expenses incurred by, services performed for or supplies or pharmaceuticals provided to such Persons after the Effective Time; and (ii) claims for life insurance, accidental death and dismemberment and short- and long-term disability benefits with respect to death, disability or injury arising or occurring after the Effective Time. The Vendor's Employee Plans shall be responsible for all other employee plan claims incurred up to the Effective Time (of the types referenced in this paragraph) of Employees and Retired Employees and their dependants. In all cases, the amount and types of benefits payable shall be determined in accordance with the terms of the affected Purchaser or Vendor Employee Plan.

                              Division of responsibility between the Purchaser and the Vendor for other types of employee benefit plans, programs and arrangements shall be determined in accordance with Sections 6.1.1,
                              6.1.2 and 6.1.4.

                 6.2.5 Subject to the terms of the Purchaser's Employee Plans, the Unionized Non-Leave Employees, Transferring Employees and, if applicable, Retired Employees shall be eligible to participate in, be covered by and accrue benefits under the Purchaser's Employee Plans from and after the Effective Time.

                 6.2.6 The Vendor shall deliver to the Purchaser at the Closing, the entire employment record of each of the Unionized Non-Leave Employees, Transferring Employees and Retired Employees including, without limitation, the summary of the benefit records of the Unionized Non-Leave Employees, Transferring Employees and Retired Employees under the Vendor's Employee Plans and all information required to administer the Purchaser's Employee Plans to the extent permitted by the Laws.

         6.3     PENSION PLANS

                 6.3.1 Without in any way detracting from its obligations under Section 6.2 hereof and notwithstanding the provisions of Section 6.1 hereof, and subject to the completion of the transfer contemplated in Section 6.3.2 hereof, the Purchaser assumes all responsibility for all pension benefits accrued to the Unionized Non-Leave Employees, Transferring Employees and Retired Employees under the Vendor's Pension Plans up to the Effective Time.

                 6.3.2 Subject to the registration of the Purchaser's pension plans and all necessary regulatory approvals and further subject to the provisions of this Section 6.3, the Vendor shall transfer or cause to be transferred to the Purchaser's pension plans from the Vendor's Pension Plans, the amounts determined under this Section with respect to all the benefits accrued by the Unionized Non-Leave Employees, Transferring Employees and Retired Employees under the Vendor's Pension Plans up to the Effective Time, such transfer to occur no later than sixty (60) Business Days after receipt of the last required regulatory approval.

                 6.3.3 The Parties confirm that upon the completion of the transfer contemplated in Section 6.3.2 hereof, the Vendor and the Vendor's Pension Plans shall be completely discharged of all of their respective obligations with respect to the pension benefits accrued by the Unionized Non-Leave Employees, Transferring Employees and

                              Retired Employees under the said plans up to the Effective Time.

                 6.3.4 As soon as practicable after the Closing Date, but no later than sixty (60) Business Days after the Closing Date, the Vendor shall initiate the procedure leading to the division of the Vendor's Pension Plans in order to allow for the transfer of the amounts contemplated in Section 6.3.2 hereof (the "AMOUNTS").

                 6.3.5 Until the transfer of the Amounts is completed pursuant to Section 6.3.2 hereof, the Vendor shall administer and be liable for all obligations with respect to all benefits accrued to the Unionized Non-Leave Employees, Transferring Employees and Retired Employees up to the Effective Time, and shall make all benefits payments, under the Vendor's Pension Plans and the Amounts shall be adjusted accordingly as at the date of the actual transfer.

                 6.3.6 The Vendor shall not make, without the prior written consent of the Purchaser, any modification to the Vendor's Pension Plans between the Effective Time and the date of the actual transfer of the Amounts (the "TRANSITIONAL PERIOD"), if such modifications would affect the Amounts, the benefits accrued to the Unionized Non-Leave Employees, Transferring Employees and Retired Employees up to the Effective Time or the contributions with respect to such benefits. Notwithstanding anything in this Section 6.3.6 to the contrary, if a change proposed by the Vendor is mandated by the Law, the Vendor need not obtain the Purchaser's prior approval (but prior notice is still required) unless the latest effective date of the change permitted by Law (as applied to the Vendor Pension Plan in question) falls more than sixty (60) days after the date on which the requirement of the Law was first published or the requirement of the Law may be satisfied in more than one way.

                 6.3.7 For the purposes of Section 6.3.2 hereof, the Amounts shall equal the projected benefit obligation under the Vendor's Pension Plans in respect of the Unionized Non-Leave Employees, Tranferring Employees and Retired Employees. The Amounts shall be determined as at the Effective Time using the same funding actuarial methods and assumptions as those used in the actuarial valuations of the Vendor's Pension Plans as at

                              May 1, 1994 and filed with the Regie des rentes du Quebec as set out in SCHEDULE 6.3.7.

                              For the purposes of this Section 6.3.7, the projected benefit obligation will be calculated on the basis that the temporary formulas set out in the actuarial valuations referred to in the preceding paragraph of this Section 6.3.7 are permanent and that salary projections will be extended without limit in accordance with normal actuarial practice. In case of any ambiguity, this paragraph of Section 6.3.7 shall prevail over SCHEDULE 6.3.7. The Vendor undertakes to amend the Vendor's Pension Plans prior to the Closing Date so as to give effect to the provisions contained in the preceding sentence.

                 6.3.8 The Vendor shall be responsible for the division of the Vendor's Pension Plans in accordance with the Laws, including the preparation of the relevant actuarial reports. These reports shall be completed within a period of five (5) months from and after the Effective Time and a copy of these reports shall be delivered to the Purchaser prior to their filing with the relevant regulatory authorities.

                 6.3.9 The Purchaser's actuary shall have sixty (60) Business Days from receipt of such actuarial reports to complete its review pursuant to the standards set forth in Section 6.3.10 and to report its findings to the Purchaser and the Vendor. No filings with any regulatory body of any kind (including for greater certainty, but without limitation, actuarial reports) regarding the division of the Vendor Pension Plans may be made without prior review and approval of the entire filing by the Purchaser. If the Purchaser's actuary contests the Vendor's actuary's calculations, a final determination shall be made by an independent third party actuary acceptable to the Parties, and each Party shall be responsible for one half of the cost of such final determination by such independent third party actuary.

                 6.3.10 During the Transitional Period, the Amounts and all adjustments thereof shall be credited with interest at the following rates:

                          (i) for the period ending on the date of determination of the last known rate of return of the pension fund of the relevant Vendor's Pension Plan (the "INITIAL PERIOD"), the rates of return of the pension fund of said relevant Vendor's Pension Plan; and

                          (ii) from the end of the Initial Period to the date of the actual transfer of the Amounts, investment return rate assumed under the actuarial assumptions set out in SCHEDULE 6.3.7.

                              The transfer of the Amounts and the adjustments shall be made as set out in SCHEDULE 6.3.10.

                 6.3.11 The Vendor shall indemnify and hold the Purchaser and the Purchaser's Employee Plans harmless against any claims, liabilities and expenses (including, for greater certainty and without limitation, attorney's fees) arising from the failure of the Vendor's Pension Plans to be in compliance with applicable Laws (including, without limitation, those pertaining to registration standards and favourable tax treatment of registered plans) at the time of the asset transfers.

         6.4     CANADA AND QUEBEC SAVINGS BONDS

                 Canada and Quebec savings bonds purchase programs (the "SAVINGS BONDS PROGRAMS") have been instituted by the Vendor for the benefit of its Employees. The Unionized Non-Leave Employees and Transferring Employees listed in SCHEDULE 6.4 participate in the Savings Bonds Programs and their contributions for the purchase of such bonds are deducted from their salaries. The Vendor shall continue to administer the Savings Bond Programs following the Effective Time, but shall assign to the Purchaser, at the Closing but with effect as at the Effective Time, the right to collect the payments due from the said participating Employees with respect to the Savings Bonds Programs. The Purchaser shall assume responsibility for collecting the payments due from the said participating Employees with respect to the Savings Bonds Programs and shall remit to the Vendor such collected funds within thirty (30) Business Days following the end of the calendar month in which they are collected. The Purchaser's obligation in this regard shall continue until the said participating Employees are no longer employed by the Purchaser or, if earlier, have paid in full the amounts remaining to be paid, under the Savings Bonds Programs in effect as of the Effective Time.

                 The Vendor, immediately upon its receipt of the bonds, shall distribute them to the said participating Employees. The Purchaser will cooperate with the Vendor by providing to the Vendor any changes of address with respect to the said participating Employees and by notifying the Vendor of the termination of the employment of any of the said participating Employee. Upon the receipt by the Vendor of such contributions withheld by the Purchaser from the pay of the said participating Employees, the Vendor shall forever release the Purchaser from any liability pertaining thereto.

         6.5     EMPLOYEE SHARE PURCHASE AND EXECUTIVE STOCK OPTION AND
                 PURCHASE PLANS

                 The Vendor shall terminate, as at the Effective Time, its Employee Share Purchase Plans and Executive Stock Option and Purchase Plans set out in SCHEDULE 4.16.3 insofar as the Employees and Retired Employees are concerned and shall be responsible for all benefits accrued as at the Effective Time by the Employees and Retired Employees entitled to such benefits under such plans.

         6.6     SUBSIDIZED MORTGAGE PLANS

                 The Purchaser shall assume the Vendor's obligations as at the Effective Time under the Subsidized Mortgage Plans set out in
                 SCHEDULE 6.6 (the "SUBSIDIZED MORTGAGE PLANS") with respect to affected Transferring Employees listed in such Schedule. The Purchaser shall also maintain for such Transferring Employees the life insurance covering them in connection with their mortgage subsidy in the event equal to the outstanding principal amount as at the Effective Time for a period which shall continue so long as such affected Transferring Employees remain eligible for a mortgage subsidy under the Subsidized Mortgage Plans.

         6.7     COOPERATION WITH RESPECT TO EMPLOYEE NOTICES

                 The Parties acknowledge that between the time of execution of this Agreement and the Effective Time, it may be necessary from time to time for the Purchaser to give written notices for various purposes to the Employees regarding their future employment with the Purchaser. The Purchaser agrees not to disseminate any such notices without having first consulted with and obtained the consent of the Vendor, which consent shall not be unreasonably withheld, and the Vendor agrees to cooperate fully in the timely dissemination of such notices upon request by the Purchaser.

ARTICLE 7.       REAL PROPERTIES

         The Vendor shall cause to be conducted, at its cost, title searches and the Vendor shall deliver to the Purchaser, on or prior to the Closing Date, title opinions with respect to the Real Properties, dated the Closing Date in form and substance satisfactory to the Purchaser's Counsel.

ARTICLE 8.       NON-COMPETITION

         8.1     NON-COMPETITION

                 From and after the Closing Date, the Vendor shall not, for a period of five (5) years, on its own behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as employer, principal, mandator, agent, mandatary, joint venturer, partner, shareholder or other equity holder, independent contractor, manufacturer, seller, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee or by or through any Person, conduct or be engaged in or have financial interests in any gypsum wallboard business in the United States of America or in Canada.

         8.2     PERMITTED ACTIVITIES

                 Notwithstanding the provisions of Section 8.1 hereof, the Vendor shall not be prohibited from owning an interest, as passive investor, in any gypsum wallboard business provided that the interest owned, whether directly or indirectly, by the Vendor in such business, if any, shall not exceed 10% of all the outstanding equity securities of any Person whose equity securities are listed on a recognized securities exchange and with whom the Vendor does not have any connection whatsoever except for such ownership interest.

         8.3     LIMITED EXCEPTION FOR INCIDENTAL ACQUISITIONS

                 Notwithstanding the provisions of Section 8.1 hereof, the Vendor shall not be prohibited from acquiring assets (or a controlling stock interest) of a Person where the assets of such Person include gypsum wallboard assets (the "ACQUIRED GYPSUM ASSETS"), provided that if the gross revenues generated by the Acquired Gypsum Assets during the last full fiscal year period (the "GROSS REVENUES") exceed $35,000,000, the Vendor shall offer to sell the Acquired Gypsum Assets to the Purchaser. Such offer to the Purchaser shall be made by the Vendor promptly upon the execution by the Vendor of a binding agreement to purchase such assets (but in no event less than thirty (30) days prior to closing the acquisition contemplated by such agreement). If the Purchaser elects to purchase the Acquired Gypsum Assets, the Vendor and Purchaser shall negotiate in good faith the price to be paid by the Purchaser to the Vendor for the Acquired Gypsum Assets. If the Vendor and the Purchaser cannot agree upon the terms and conditions of such sale, then the Vendor shall use its commercially reasonable efforts to sell the Acquired Gypsum Assets to a third party within two (2) years after negotiations with the Purchaser cease, but no such sale shall be on terms and conditions in the aggregate more favourable to the third party than those offered to the Purchaser. If the Gross Revenues are less than or equal to $35,000,000, then the Vendor need not offer the Acquired Gypsum Assets to the Purchaser, but if the Vendor determines to sell the Acquired Gypsum Assets prior to the fifth (5th) anniversary of the Closing, the Vendor shall first offer the Acquired Gypsum Assets to the Purchaser following the procedures set out in the preceding sentences of this Section 8.3.

ARTICLE 9.       COVENANTS OF THE VENDOR

         The Vendor covenants and agrees with the Purchaser as follows:

         9.1     MAINTENANCE AND PRESERVATION OF BUSINESS

                 From and after the date hereof to the Closing Date or the date of termination of the Parties' obligation to close under this Agreement, the Vendor covenants to the Purchaser that, except as may be specifically approved in writing by the Purchaser, the Business will be conducted only in the ordinary course and substantially in the same manner as presently conducted, the Vendor will not, with respect to the Business, make or institute any new methods, principles or practices of manufacture, purchase, sale, lease, management, accounting or operation except in the ordinary course of business, and the Vendor will use commercially reasonable efforts with due diligence to (i) maintain the business organization of the Business, and (ii) maintain its relationships with and the goodwill of its suppliers, distributors, licensors, customers and others having business relations with the Business, so as to maintain the goodwill and ongoing business of the Business. By way of illustration and not by way of limitation of the foregoing:

                 9.1.1 the Vendor shall manage its working capital with respect to the Business, including receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due;

                 9.1.2 the Vendor shall maintain the Purchased Assets in good condition and repair, except for normal wear and tear and normal usage;

                 9.1.3 the Vendor shall not, without the prior written approval of the Purchaser, take any of the following actions:

                              (i) dispose of any of the Purchased Assets, other than sales of inventory in the ordinary course of business;

                              (ii) subject any of the Purchased Assets to any Lien, except Permitted Encumbrances;

                              (iii) make any payment to, or for the benefit of, any of its Employees or Retired Employees otherwise than at the regular rates payable to them, by way of salary, pension, bonus or other remuneration consistent with past practices for the Business;

                              (iv)   cancel any debts pertaining to the
                                     Business;

                              (v) solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the Purchased Assets or the Business;

                              (vi) do any act or fail to do any act, when such act or failure to act will cause a breach of any representation, warranty or obligation contained in this Agreement or any obligation contained in any Material Contract;

                              (vii) commit to any capital expenditure project or make any investment, in either case in excess of $1,000,000, not disclosed to the Purchaser prior to the date of this Agreement; or

                              (viii) enter into any transaction, contract,
                                     agreement, indenture, instrument or
                                     commitment other than in the ordinary
                                     course of and in a manner consistent with past practices for the Business.

         9.2     NOTICE OF CESSATION IN ORDINARY COURSE

                 The Vendor shall promptly notify the Purchaser of the occurrence or existence of any event or circumstance on or prior to the Closing Date by reason of which the Business has ceased to be conducted as provided for in Section 9.1 hereof or by reason of which the representations and warranties made by the Vendor herein have ceased to be true and correct in any material respect.

         9.3     ACCESS FOR PURCHASER

                 The Vendor shall permit the Purchaser by its duly appointed employees, officers and consultants at any time and from time to time prior to the Closing Date, during reasonable business hours and without unreasonably affecting the conduct of the Business in the ordinary course, to make such investigation of the Business and Purchased Assets and of their financial and legal condition as the Purchaser may deem necessary or advisable in order to become familiar with the Business and Purchased Assets including, without limitation, full access to all premises at which the Business is conducted and produce or cause to be produced for inspection by the Purchaser, its employees, officers and consultants, all title documents, title deeds, books and records of the Vendor, agreements, contracts, leases, licenses, insurance policies, pension and benefit plans, documents relating to pending lawsuits and all other information which in the reasonable opinion of the Purchaser or its said employees, officers or consultants is required to make an examination of the Business and Purchased Assets and to verify the accuracy of the Vendor's representations and warranties contained herein.

         9.4     MAINTAIN INSURANCE

                 9.4.1 The Vendor shall take all actions necessary to continue to maintain in full force and effect until the Closing Date all policies of insurance with respect to the Business and Purchased Assets in effect on the Financial Statements Date or duly renew the same upon substantially the same terms and conditions. The Vendor will cooperate fully with the Purchaser and take such actions (including, without limitation, placing insurance carriers on notice of this Agreement and/or providing or seeking necessary consents) as the Purchaser may reasonably request to ensure that from and after the Effective Time, the Purchaser will be entitled to make claims, or receive the proceeds of claims, under all insurance policies (whether in the name of the Vendor or any other Person) which insure or have insured the Business and Purchased Assets, which are or were in effect at any time prior to the Effective Time.

                          In furtherance of the foregoing, the Vendor,

                          (i) will take all reasonable measures to identify and make copies available to the Purchaser of all historical policies of insurance of the Vendor with respect to the Business and Purchased Assets and, at the Purchaser's expense, of all predecessor corporations with respect to the Business;

                          (ii) agrees to make all reasonable and necessary attempts to purchase, at the Purchaser's expense, extended reporting coverages or the equivalent thereof for five (5) years from the Closing Date for all current claims made or modified claims made coverages of the Business and Purchased Assets, including without limitation all casualty, liability and directors and officers coverages and shall give periodic status reports to the Purchaser concerning such attempts; and

                          (iii) agrees not to release any policies of insurance which provide or have provided coverage applicable to the Business and Purchased Assets without the prior written consent of the Purchaser.

                 9.4.2 The Vendor and the Purchaser acknowledge that the policies of insurance applicable to the Vendor are not necessarily exclusive to the Business and Purchased Assets and that certain coverages and limits may be impaired by claims arising from other companies or businesses currently or previously owned by the Vendor; however, the Vendor will notify the Purchaser of all such claims and impairment as soon as reasonably practicable. The Vendor makes no representations or warranties in respect of any policy of insurance and shall not be responsible for any allocations, determinations as to coverage or lack thereof or any decision or interpretation made by insurers or their agents with respect thereto.
                          The Purchaser shall be responsible for all retrospective premiums and associated third party administrator and insurer management and administration costs allocable to the claims experience of the Vendor with respect to the Business. The Purchaser recognizes and accepts that the Vendor has in the past and may in the future compromise rights and claims in good faith which may have an effect on the consumption of aggregate insurance limits and the allocation of retrospective premiums.

                 9.4.3 As soon as practicable after the Closing Date, but no later than thirty (30) Business Days after the Closing Date, the Vendor and the Purchaser shall enter into an agreement setting forth the procedures for implementation and administration of the entitlements and responsibilities provided for by this Section 9.4.

         9.5     CORPORATE PROCEEDINGS FOR TRANSFER

                 The Vendor shall take all necessary steps and proceedings as may be reasonably considered appropriate by the Purchaser's Counsel in order that the Business and Purchased Assets be duly and regularly transferred to the Purchaser as at the Effective Time.

         9.6     ADJUSTMENT BALANCE SHEET

                 The Vendor shall deliver to the Purchaser the Adjustment Balance Sheet as provided for in Section 2.7.4 hereof.

         9.7     SALE OF ENTERPRISES

                 The Vendor shall not require the Purchaser to comply with the requirements of the Civil Code of Quebec or other Laws relating to the sale of enterprises or bulk sales as may be applicable to the transactions provided for hereunder.

         9.8     RETAIL SALES TAX CERTIFICATES

                 The Vendor shall deliver to the Purchaser on or before the Closing Date a certificate issued by the Minister of Finance (Ontario) pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and certificates issued under any other applicable provincial sales tax legislation which certificates shall indicate that the Vendor has collected, paid and remitted, with respect to the Business, all taxes applicable under such legislation up to the Closing Date or has entered into an arrangement satisfactory to the said Minister or other taxing authority for the payment of such taxes.

         9.9     Tax Returns Assistance

                 After the Closing Date, the Vendor shall furnish or cause to be furnished to the Purchaser, upon request, such information with respect to the Business or the Purchased Assets as is reasonably necessary for the Purchaser for the preparation and filing of any tax returns, for the preparation for any tax audit or for the prosecution or defence of any proceeding or proposed adjustment with respect to taxes of the Purchaser.

         9.10    OPERATION OF BUSINESS AFTER THE SECOND FIXTURE DATE

                 If the Closing does not occur on or before the Second Fixture Date, the adjustment to the Purchase Price shall be determined on the Second Fixture Date pursuant to Section 2.7 hereof. In such event, from and after the Second Fixture Date,

                 (i) the Vendor covenants to the Purchaser that, except as otherwise specifically approved in writing by the Purchaser, the Business will be conducted as provided in Sections 9.1, 9.2, 9.3 and 9.4 hereof;

                 (ii) all of the earnings and profits of the Vendor with respect to the Business shall be for the account of the Purchaser, and the Vendor shall deposit such earnings and profits in one or more interest-bearing bank accounts as the Purchaser may direct;

                 (iii) the Vendor may expend funds included in such earnings and profits to permit the Vendor to carry out its obligations with respect to the Business under Sections 9.1.1 and 9.1.2 hereof; and

                 (iv) in the event that the Vendor determines that it is necessary to make any capital expenditures with respect to the Business (whether above or below the threshold amount specified in Section 9.1.3), it shall promptly give notice of such expenditure to the Purchaser, and if the amount of such expenditure exceeds said threshold amount, shall request the Purchaser's approval of such capital expenditure.

                 In the event that the Closing Date occurs after the Second Fixture Date, then the provisions of Section 11.1.1.3 and all the provisions of Sections 11.1.2 to 11.1.8 and Sections
                 11.2.1 to 11.2.6 shall be satisfied as provided therein, and the Closing shall occur as provided in Article 13 hereof.

         9.11    GUARANTEES, LETTERS OF CREDIT

                 The Vendor will use its reasonable efforts to replace, renew or extend any surety bonds, letters of credit or corporate guarantees previously provided by the Vendor with respect to, and which are required to operate, the Business in the ordinary and usual course and to preserve in all material respects the Business intact (the "SUPPORT INSTRUMENTS"). The Vendor shall continue any such arrangements with respect to the Business until the Purchaser obtains such surety and letter of credit arrangements with existing or replacement surety companies or financial institutions or provides substitute guarantees (but in any event such obligation shall not continue for a period exceeding six (6) months from and after the Closing Date).

ARTICLE 10.      COVENANTS OF THE PURCHASER

         The Purchaser covenants and agrees with the Vendor as follows:

         10.1    TAX RETURNS ASSISTANCE

                 After the Closing Date the Purchaser shall furnish or cause to be furnished to the Vendor, upon request, such information with respect to the Business or the Purchased Assets as is reasonably necessary for the Vendor for the preparation and filing of any tax return, for the preparation for any tax audit or for the prosecution or defence of any proceeding or proposed adjustment with respect to taxes of the Vendor. Without limiting the generality of the foregoing provisions of this Section 10.1, the Purchaser shall furnish or cause to be furnished to the Vendor, upon request, tax packages with respect to the Business or the Purchased Assets on schedules to be provided by the Vendor for the periods from January 1, 1995 through December 31, 1995 and from January 1, 1996 through the Closing Date. Each such tax package shall be completed and delivered by the Purchaser to the Vendor within sixty (60) days after receipt thereof by the Purchaser.

         10.2    USE OF NAME

                 The Purchaser shall not use nor allow any of its Affiliates or Subsidiaries to use, directly or indirectly, the name "Domtar" or the prefix "Dom" as a trade-mark, service mark or trade-name in connection with any product or service offered by the Business from and after the Closing Date, except as permitted in the Trade-Marks Agreement.

         10.3    KEY EMPLOYEE RETENTION PROGRAM

                 All bonuses, if any, payable pursuant to the Vendor's "Key Employee Retention Program" set out in SCHEDULE 10.3 (including any special bonus noted in said Schedule), which shall not be accrued in the Adjustment Balance Sheet, shall be paid by the Purchaser to said Employees within a period of thirty (30) days from and after the date of their entitlement thereto pursuant to said Program.

         10.4    SALE OF ENTERPRISES

                 The Purchaser shall not require the Vendor to comply with the requirements of the Civil Code of Quebec or other Laws relating to the sale of enterprises or bulk sales as may be applicable to the transactions provided for hereunder.

         10.5    NO INTERFERENCE

                 The Purchaser shall not take any action prior to the Closing Date which would negatively impact the ability of the Vendor to operate the Business or to comply with its obligations under Section 9.1 or other provisions of this Agreement.

         10.6    GUARANTEES, LETTERS OF CREDIT

                 The Purchaser shall (i) reimburse the Vendor for the cost of the Support Instruments continued after the Closing Date, (ii) indemnify and hold harmless the Vendor with respect to all Support Instruments in existence at the Closing Date or thereafter with respect to the Business, and (iii) promptly undertake to have the Vendor released from all such Support Instruments, in each case to the extent they relate to the Business.

ARTICLE 11.      CONDITIONS OF CLOSING

         11.1    PURCHASER'S CONDITIONS

                 The purchase and sale of the Business and Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and performed on or prior to the Closing Date:

                 11.1.1       REPRESENTATIONS AND WARRANTIES REMAIN CORRECT

                              11.1.1.1 If the Closing Date occurs on or before the First Fixture Date, each of the representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects on and as at the Closing Date (except as such representations and warranties may have been affected by the occurrence of events or circumstances occurring in contemplation of the consummation of the transactions provided for hereunder) with the same force and effect as though such representations and warranties had been made on and as at such date and the Purchaser shall have received on the Closing Date a certificate dated the Closing Date, in form satisfactory to the Purchaser's Counsel, signed by the Senior
                                           Vice-President and Chief Financial
                                           Officer of the Vendor, to the effect
                                           that such representations and
                                           warranties are true and correct in
                                           all material respects on and as at
                                           the Closing Date with the same force
                                           and effect as though made on and as
                                           at such date.

                              11.1.1.2 If the Closing Date occurs after the First Fixture Date but on or before the Second Fixture Date, each of the representations and warranties of the Vendor contained in this
                                           Agreement shall be true and correct
                                           in all material respects on and as
                                           at the First Fixture Date and each
                                           of the First Core Representations
                                           shall be true and correct in all
                                           material respects on and as at the
                                           Closing Date (in each case except as
                                           such representations and warranties
                                           may have been affected by the
                                           occurrence of events or
                                           circumstances occurring in
                                           contemplation of the consummation of
                                           the transactions provided for
                                           hereunder) with the same force and
                                           effect as though such
                                           representations and warranties had
                                           been made on and as at the First
                                           Fixture Date or the Closing Date, as
                                           the case may be, and the Purchaser
                                           shall have received on the Closing
                                           Date a certificate dated the Closing
                                           Date, in form satisfactory to the
                                           Purchaser's Counsel, signed by the
                                           Senior Vice-President and Chief
                                           Financial Officer of the Vendor, to
                                           the effect that such representations
                                           and warranties are true and correct
                                           in all material respects on and as
                                           at the First Fixture Date or the
                                           Closing Date, as the case may be,
                                           with the same force and effect as
                                           though made on and as at such dates.

                              11.1.1.3 If the Closing Date occurs after the Second Fixture Date, each of the representations and warranties of the Vendor contained in this
                                           Agreement shall be true and correct
                                           in all material respects on and as
                                           at the First Fixture Date, each of
                                           the First Core Representations shall
                                           be true and correct in all material
                                           respects on and as at the Second
                                           Fixture Date, and each of the Second
                                           Core Representations shall be true
                                           and correct in all material respects
                                           on and as at the Closing Date (in
                                           each case except as such
                                           representations and warranties may
                                           have been affected by the occurrence
                                           of events or circumstances occurring
                                           in contemplation of the consummation
                                           of the transactions provided for
                                           hereunder) with the same force and
                                           effect as though such
                                           representations and warranties had
                                           been made on and as at the First
                                           Fixture Date, the Second Fixture
                                           Date or the Closing Date, as the
                                           case may be, and the Purchaser shall
                                           have received on the Closing Date a
                                           certificate dated the Closing Date,
                                           in form satisfactory to the
                                           Purchaser's Counsel, signed by the
                                           Senior Vice-President and Chief
                                           Financial Officer of the Vendor, to
                                           the effect that such representations
                                           and warranties are true and correct
                                           in all material respects on and as
                                           at the First Fixture Date, the
                                           Second Fixture Date or the Closing
                                           Date, as the case may be, with the
                                           same force and effect as though made
                                           on and as at such dates.

                 11.1.2       PERFORMANCE OF OBLIGATIONS

                              The Vendor shall have performed or complied in all material respects with all of its agreements, covenants, obligations and conditions herein agreed to be performed or complied with by the Vendor on or prior to the Closing Date.

                 11.1.3       PERMITS, CONSENTS AND APPROVALS

                              All permits, consents, orders and approvals required by any federal, provincial or local governmental authority, as the case may be, including, without limitation, all consents and approvals required under the applicable federal, provincial or local competition laws including, without limitation, Competition Act (Canada) for the purposes of the consummation of the transactions contemplated hereby shall have been obtained by the Vendor and the Purchaser and all statutory periods in connection with notification procedures required under the said federal, provincial or local competition laws, as the case may be, for the purposes of the consummation of the transactions contemplated hereby shall have lapsed prior to the Closing Date.

                 11.1.4       CORPORATE AND OTHER PROCEEDINGS

                              All corporate and other proceedings of the Vendor in connection with the transactions contemplated hereby, and all documents evidencing same or incidental thereto, shall have been duly authorized and executed, shall be in form and substance to the reasonable satisfaction of the Purchaser and the Purchaser's Counsel, and the Purchaser and the Purchaser's Counsel shall have received all such proceedings and documents, or duly certified copies thereof, as may be reasonably requested.

                 11.1.5       TRADE-MARKS AGREEMENT

                              The Parties shall have entered into a trade-marks license pursuant to which the Vendor shall license to the Purchaser the Trade-Marks as defined in, and subject and pursuant to, the Trade-Marks Agreement (the "TRADE-MARKS AGREEMENT") set out in SCHEDULE 11.1.5.

                 11.1.6       DOMTAR GYPSUM INC.

                              The consummation of the purchase and sale of the Business and Purchased Assets pursuant hereto shall take place concurrently with the consummation of the purchase and sale contemplated in the Share Purchase Agreement.

                 11.1.7       OPINION OF VENDOR'S COUNSEL

                              The Purchaser shall have received from the Vendor's Counsel a favourable opinion addressed to the Purchaser, dated the Closing Date in form and substance reasonably satisfactory to the Purchaser, as to the matters contained in Sections 4.1, 4.2 and 4.3.1.1 hereof and such other matters as reasonably requested by the Purchaser, with such qualifications as may be consistent with opinion practices on such issues. The Vendor's Counsel may rely, as to facts material to said opinion which are not independently established by the Vendor's Counsel, on certificates of public officials or of officers of the Vendor and, as to matters of law in other jurisdictions, on opinions of counsel in such jurisdictions.

                 11.1.8       LITIGATION

                              No suit, action or proceeding shall be pending against the Purchaser or the Vendor before any court or governmental agency which is reasonably likely to result in (i) the restraint or prohibition of the consummation of the transactions contemplated hereby or (ii) an order restricting the Purchaser in the conduct of the Business in such a manner so as to have a Material Adverse Effect.

                 11.1.9       RESCISSION

                              In case any of the foregoing conditions provided for in this Section 11.1 shall not be fulfilled and performed on or prior to the Closing Date to the reasonable satisfaction of the Purchaser and the Purchaser's Counsel, the Purchaser may rescind this Agreement by notice to the Vendor and in such event, the Parties shall be released from all obligations whatsoever to whomsoever including, without limitation, all obligations of the Purchaser to the Vendor, its Affiliates and Subsidiaries and their respective shareholders, directors, officers and employees, pursuant to this Agreement and all other agreements entered into pursuant hereto, other than the obligations of confidentiality of the Purchaser pursuant to the Confidentiality Agreement.

                 11.1.10      WAIVER BY PURCHASER

                              The conditions set out in this Section 11.1 may be waived by the Purchaser in whole or in part by a written document to such effect duly signed thereby.

         11.2    VENDOR'S CONDITIONS

                 The purchase and sale of the Business and Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor to be fulfilled and performed on or prior to the Closing Date:

                 11.2.1       REPRESENTATIONS AND WARRANTIES REMAIN CORRECT

                              Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as at the Closing Date (except as such representations and warranties may have been affected by the occurrence of events or circumstances occurring in contemplation of the consummation of the transactions provided for hereunder) with the same force and effect as though such representations and warranties had been made on and as at such date and the Vendor shall have received on the Closing Date a certificate dated the Closing Date, in form satisfactory to the Vendor's Counsel, signed by the President or a Vice-President of the Purchaser, to the effect that such representations and warranties are true and correct in all material respects on and as at the Closing Date with the same force and effect as though made on and as at such date.

                 11.2.2       PERFORMANCE OF OBLIGATIONS

                              The Purchaser shall have performed or complied in all material respects with all of its agreements, covenants, obligations and conditions herein agreed to be performed or complied with by the Purchaser on or prior to the Closing Date.

                 11.2.3       CORPORATE AND OTHER PROCEEDINGS

                              All corporate and other proceedings of the Purchaser in connection with the transactions contemplated hereby, and all documents evidencing same or incidental thereto, shall have been authorized and executed, shall be in form and substance to the reasonable satisfaction of the Vendor and the Vendor's Counsel, and the Vendor and the Vendor's Counsel shall have received all such proceedings and documents or duly certified copies thereof, as may be reasonably requested.

                 11.2.4       GOODS AND SERVICES AND SALES TAXES

                              The Vendor shall have received from the Purchaser the confirmation of the Purchaser's registration for the purposes of Part IX of the Excise Tax Act (Canada) and Chapter VIII of the Quebec Sales Tax Act, and the Purchaser's registration numbers for such purposes.

                 11.2.5       DOMTAR GYPSUM INC.

                              The consummation of the purchase and sale of the Business and Purchased Assets pursuant hereto shall take place concurrently with the consummation of the purchase and sale contemplated in the Share Purchase Agreement.

                 11.2.6       OPINION OF PURCHASER'S COUNSEL

                              The Vendor shall have received from the
                              Purchaser's Counsel a favourable opinion addressed to the Vendor, dated the Closing Date in form and substance reasonably satisfactory to the Vendor, as to the matters contained in Sections 5.1, 5.2, and 5.3.1 hereof and such other matters as reasonably requested by the Vendor, with such qualifications as may be consistent with opinion practices on such issues. The Purchaser's Counsel may rely, as to facts material to said opinion which are not independently established by the Purchaser's Counsel, on certificates of public officials or of officers of the Purchaser and, as to matters of law in other jurisdictions, on opinions of counsel in such jurisdictions.

                 11.2.7       RESCISSION

                              In case any of the foregoing conditions provided for in this Section 11.2 shall not be fulfilled and performed on or prior to the Closing Date to the reasonable satisfaction of the Vendor and the Vendor's Counsel, the Vendor may rescind this Agreement by notice to the Purchaser and in such event, the Parties shall be released from all obligations whatsoever to whomsoever including, without limitation, all obligations of the Vendor to the Purchaser, its Affiliates and Subsidiaries and their respective shareholders, directors, officers and employees, pursuant to this Agreement and all other agreements entered into pursuant hereto, other than the obligations of confidentiality of the Purchaser pursuant to the Confidentiality Agreement.

                 11.2.8       WAIVER BY VENDOR

                              The conditions set out in this Section 11.2 may be waived by the Vendor in whole or in part by a written document to such effect duly signed thereby.

ARTICLE 12.         SURVIVAL AND RELIANCE ON REPRESENTATIONS AND
                    WARRANTIES AND INDEMNIFICATION

         12.1    SURVIVAL AND RELIANCE

                 The Parties shall be entitled to rely upon the representations and warranties contained herein and the obligations of the Parties with respect thereto shall survive the date of this Agreement and shall continue in full force and effect as provided in Section 12.2 hereof.

         12.2    SURVIVAL OF LIABILITY FOR REPRESENTATIONS AND WARRANTIES

                 12.2.1 The Second Core Representations of the Vendor shall survive the Closing Date for a period of one (1) year, the First Core Representations of the Vendor shall survive the Adjustment Date for a period of one (1) year, and all other representations and warranties of the Vendor contained herein shall survive the earlier of the First Fixture Date and the Closing Date for a period of one (1) year, except for

                              12.2.1.1 the representations and warranties contained in Section 4.8.2 (taxes) and 4.16 (Employees, Pensions and Other Benefit Plans) which shall survive the Closing Date until the expiry of the limitation or prescription period under the relevant Laws, and the Purchaser covenants that, from and after the Closing Date, it shall not enter into, without the prior written consent of the Vendor, any agreement, waiver or other arrangement which provides for an extension of time with respect to the filing of any tax return or the payment or assessment of any taxes dealt with by any such representation or warranty, as the case may be;

                              12.2.1.2 the representations and warranties contained in Section 4.15 hereof (Environmental Matters) which shall survive the earlier of (i) the First or Second Fixture Date (as determined by the date on which such representations and warranties were last deemed made) and (ii) the Closing Date for a period of three
                                           (3) years; and

                              12.2.1.3 the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.7.1 hereof which shall survive without limitation as to time except as may be limited by law, and except in each case to the extent that during such period the Purchaser shall have given notice to the Vendor of a claim in respect of any such representation or warranty, in which case such representation or warranty with respect to such claim (but not as to other claims) shall continue in full force and effect until the final determination of such claim.

                              After the end of the applicable survival periods described in this Section 12.2.1, the Vendor shall have no liability with respect to the representations and warranties contained herein except as to claims made prior to the expiry of the relevant period of survival pursuant to this
                              Section 12.2.1.

                 12.2.2 All the representations and warranties of the Purchaser contained herein shall survive the Closing Date for a period of one (1) year, except to the extent that during such period the Vendor shall have given notice to the Purchaser of a claim in respect of any such representation or warranty, in which case such representation or warranty with respect to such claim (but not as to other claims) shall continue in full force and effect until the final determination of such claim. After the end of such survival period, the Purchaser shall have no liability with respect to any of its representations and warranties contained herein except as to claims made prior to the expiry of the period of survival pursuant to this Section 12.2.2.

         12.3    INDEMNIFICATION BY THE VENDOR

                 12.3.1 The Vendor shall defend, indemnify and hold harmless the Purchaser and each Affiliate thereof and any present or future officer, director, agent or employee of the Purchaser (all of which are herein collectively referred to as "PURCHASER PROTECTED PERSONS") against any and all claims, proceedings, judgments, penalties, fines, claims, damages (other than indirect, incidental or consequential), losses (other than loss of profits), liabilities, fees (including, without limitation, reasonable fees and expense of counsel), costs or expenses (the "CLAIMS") incurred or required to be paid by any Purchaser Protected Person arising out of the breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation of the Vendor contained in this Agreement. All such Claims are referred to herein as "PURCHASER'S INDEMNIFIED CLAIMS".

                 12.3.2 Without limiting the generality of the provisions of Section 12.3.1 hereof and notwithstanding the provisions of Section 12.7 hereof, the Vendor shall defend, indemnify and hold harmless the Purchaser Protected Persons against all Claims with respect to or in any way relating to the matters set out in SCHEDULE 12.3.2 or in Sections
                              6.1.6 and 6.5, and the obligation of the Vendor to indemnify the Purchaser Protected Persons pursuant to this Section 12.3.2 with respect to such Claims shall not be subject to the deductible and limiting amounts referred to in
                              Section 12.7 hereof, and the amount for which the Purchaser Protected Persons shall be indemnified for such Claims shall be the entire amount thereof. Claims for indemnification under this
                              Section 12.3.2 shall not be subject to any limitations on survival of warranties contained in this Article 12, and the Purchaser Protected Persons may seek indemnification hereunder at any time after the Effective Time, except as otherwise expressly provided for in SCHEDULE 12.3.2.

                 12.3.3       Notwithstanding any other provision of this
                              Article 12, the Vendor shall have no liability whatsoever to indemnify the Purchaser Protected Persons against any Claims with respect to the ongoing operational environmental matters set out in SCHEDULE 12.3.3.

                 12.3.4       Notwithstanding any other provision of this
                              Article 12, the Vendor shall indemnify and hold harmless the Purchaser Protected Persons against all Claims arising from the failure to comply with the requirements of the Civil Code of Quebec or other Laws relating to the sale of enterprises or bulk sales as may be applicable to the transactions provided for hereunder, and the obligation of the Vendor to indemnify the Purchaser Protected Persons pursuant to this
                              Section 12.3.4 shall not be subject to the deductible and limiting amounts referred to in
                              Section 12.7 hereof, and the amount for which the Purchaser Protected Persons shall be indemnified for such Claims shall be the entire amount thereof.

         12.4    INDEMNIFICATION BY THE PURCHASER

                 The Purchaser shall defend, indemnify and hold harmless the Vendor and each Affiliate thereof and any present, former or future officer, director, agent or employee of the Vendor (all of which are herein collectively referred to as "VENDOR PROTECTED PERSONS") against any and all Claims incurred by the Vendor Protected Persons

                 12.4.1 arising out of the breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation of the Purchaser contained in this Agreement; or

                 12.4.2 with respect to the environmental matters set out in SCHEDULE 12.3.3.

                              All such claims are referred to herein as "VENDOR'S INDEMNIFIED CLAIMS".

         12.5    INDEMNIFICATION AGAINST THIRD PARTY CLAIMS

                 12.5.1 Promptly upon receipt by either Party (the "INDEMNITEE") of a notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the other Party (the "INDEMNITOR"), the Indemnitee shall give notice to that effect to the Indemnitor with reasonable promptness.

                 12.5.2 Without prejudice to the Indemnitee's right to participate in the defence, compromise or settlement of the Third Party Claim, the Indemnitor shall have the right by notice to the Indemnitee not later than ten (10) days after receipt of the notice described in Section 12.5.1 hereof to assume (and in the case of asbestos claims, shall assume) the control of the defence, compromise or settlement of the Third Party Claim, provided that such assumption shall, by its terms, be without cost or liability to the Indemnitee and provided that the Indemnitor shall have first delivered to Indemnitee a written acknowledgement by the Indemnitor that the relevant Claim is an Indemnified Claim and that the Indemnitor, in its good faith judgment, will be able to pay any award of money damages against the Indemnitee in connection with such action.
                              If the Indemnitor assumes the defence of an action, (i) the Indemnitee shall be entitled to meaningfully participate therein; (ii) no settlement or compromise thereof may be effected
                              (x) by the Indemnitor without the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person by the Indemnitee and no adverse effect on any other claims that may be made against any Indemnitee and (B) all relief provided is paid or satisfied in full by the Indemnitor or (y) by the Indemnitee without the consent of the Indemnitor; and (iii) the Indemnitee may subsequently assume the defence of such action if a court of competent jurisdiction determines the Indemnitor is not vigorously defending such action.

                 12.5.3 Upon the assumption of control by the Indemnitor pursuant to the provisions of Section 12.5.2 hereof, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee and, in connection therewith, the Indemnitee shall cooperate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence.

                 12.5.4 The final determination of any such Third Party Claim, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

                 12.5.5 Should the Indemnitor fail to defend the Indemnitee as provided in Section 12.5.2 hereof, the Indemnitee shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor.

         12.6    INDEMNIFICATION AFTER INSURANCE AND OTHER RECOVERIES

                 12.6.1       INSURANCE

                              The amount of the indemnification for any and all Claims which either the Purchaser Protected Persons or the Vendor Protected Persons shall be entitled to receive pursuant to this Article 12 shall be determined after giving effect to any and all insurance proceeds received by the Indemnitee from its insurers and any and all recoveries from any other Persons against which there may be indemnity rights pursuant to the Contracts. The Indemnitee shall use all reasonable efforts to collect such insurance proceeds or, if the Indemnitee is the Purchaser, claims with respect to such indemnity rights against any other Persons under any of the Contracts; provided that nothing in this Section
                              12.6 shall require any Indemnitee to make or prosecute a claim for insurance proceeds if such

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                              a claim would adversely affect the Indemnitee
                              with respect to matters other than the Claim.

                 12.6.2       COOPERATION

                              If an Indemnitee seeks indemnity from an Indemnitor with respect to any matters relating to environmental or asbestos related matters, the Indemnitee shall cooperate with the Indemnitor, at the Indemnitor's expense, in assisting the Indemnitor to obtain indemnity under agreements with third parties or insurance proceeds under any insurance policies maintained by the Indemnitor covering the claims in question.

         12.7    VENDOR'S MAXIMUM LIABILITY

                 12.7.1 The obligation of the Vendor to indemnify the Purchaser Protected Persons pursuant to this
                              Article 12, excluding the obligation to indemnify for all Claims with respect to the representations and warranties contained in
                              Section 4.15 hereof (Environmental Matters) (the "ENVIRONMENTAL CLAIMS") and further excluding the obligation to provide unlimited indemnification pursuant to Section 12.3.2, shall be limited, in the aggregate, to 10% of the Purchase Price; provided however that the Purchaser shall not exercise its right of indemnification in relation thereto pursuant to this Article 12 unless and until the aggregate amount of the Claims and
                              Section 12.3.2 Claims, asserted against the Vendor, excluding Environmental Claims, is in excess of the aggregate amount of 1% of the Purchase Price, and the amount then claimable shall be only the amount of such Claims which exceeds 1% of the Purchase Price;

                 12.7.2       Subject to the provisions of Sections 12.3.2,
                              12.3.3 and 12.4.2 hereof, the obligation of the Vendor to indemnify the Purchaser pursuant to this Article 12 with respect to Environmental Claims shall be limited, in the aggregate, to the sum obtained by adding to 15% of the Purchase Price an amount equal to the difference between 10% of the Purchase Price and the aggregate of the Claims indemnified against or outstanding, pursuant to the provisions of Section 12.7.1 hereof, if any; provided however that the Purchaser shall not exercise its right of indemnification in relation thereto pursuant to this Article 12 unless and until the aggregate amount of the Environmental Claims asserted against the Vendor is in excess of the aggregate amount of 1% of the Purchase Price, and the amount then claimable shall be only the amount of such Environmental Claims which exceeds 1% of the Purchase Price; and provided further that the combined amount recoverable under
                              Section 12.7.1 and 12.7.2 shall not exceed in the aggregate 25% of the Purchase Price.

         12.8    DETAILS OF CLAIMS

                 With respect to any Claim pursuant to Section 12.3 or 12.4 hereof, no indemnity hereunder shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to the Vendor or the Purchaser, as the case may be. Such notice shall be given promptly on the occurrence of the circumstances giving rise to the Claim coming to the attention of the Indemnitee hereunder; provided that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liabilities which it may have to the Indemnitee (i) hereunder, except to the extent that is actually prejudiced thereby, or (ii) otherwise than under this
                 Article 12.

         12.9    INDEMNIFICATION SOLE REMEDY

                 The provisions of this Agreement shall constitute the sole indemnification remedy to either Party against the other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement.

ARTICLE 13.      CLOSING

         The sale and purchase of the Business and Purchased Assets herein provided for shall be consummated on the Closing Date at the Closing Place.

         13.1 At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser:

                 13.1.1 instruments of transfer for and documents of title to the Business and Purchased Assets, registered or submitted for registration in the name of the Purchaser or its duly appointed nominee; and

                 13.1.2 all such other agreements, certificates, consents, approvals, opinions and other documents herein required to be delivered by the Vendor at


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                                      -69-

                              or prior to the Closing Date and not theretofore received by the Purchaser.

         13.2 The Purchaser shall deliver or cause to be delivered to or to the order of the Vendor:

                 13.2.1 the Purchase Price herein required to be paid by the Purchaser pursuant to Section 2.2 hereof;

                 13.2.2 all such other agreements, certificates, consents, approvals, opinions and other documents herein required to be delivered by the Purchaser at or prior to the Closing Date and not theretofore received by the Vendor.

ARTICLE 14.      TERMINATION

         14.1    ELECTION

                 The Parties shall exercise all reasonable efforts and cooperate, with reasonable diligence, in order for the consummation of the transactions contemplated hereunder to take place at the earliest possible date. Subject to the provisions of Section 11.1.10 or 11.2.8 hereof, as the case may be, in the event that the sale and purchase of the Business and Purchased Assets herein provided for is not consummated within five (5) months from the date of this Agreement (the "FIVE-MONTH ANNIVERSARY") as a result of the failure of either Party to fulfil any of the conditions provided for in Section 11.1 or 11.2, as the case may be, for the benefit of the other Party on or before the Five-Month Anniversary and the Party who has the benefit of such condition (the "ELECTING PARTY") refuses to waive it, the Electing Party shall have the right, exercisable at any time after the Five-Month Anniversary, to terminate this Agreement by giving at least forty-five (45) days written notice to the other Party (the "NON-ELECTING PARTY"). If the Non-Electing Party does not cure its failure to fulfil the conditions of
                 Section 11.1 or 11.2, as the case may be, by the date for termination (the "TERMINATION DATE") specified in the termination notice given by the Electing Party, then this Agreement shall terminate on the Termination Date, and, except as set forth in Section 14.2 hereof, each Party shall be released from

                 14.1.1 all obligations whatsoever to whomsoever including, without limitation, all obligations to the other Party, its Affiliates and Subsidiaries and their respective shareholders, directors, officers and employees, pursuant to this Agreement and all other agreements entered into pursuant hereto; and

                 14.1.2 all Claims arising out of, directly or indirectly, the failure to consummate the sale and purchase of the Business and Purchased Assets as herein provided for.

         14.2    CONTINUING LIABILITY

                 If this Agreement is terminated concurrently with the termination of the Share Purchase Agreement pursuant to
                 Section 13.1 thereof, effective as of a date after the Second Fixture Date, because of the breach by the Purchaser under the Share Purchase Agreement of its obligations under Article 9 (Antitrust and Competition Regulatory Approvals) under the Share Purchase Agreement, then the Purchaser under this Agreement shall remain liable to the Vendor for the failure to consummate the sale and purchase of the Business and Purchased Assets as herein provided.

ARTICLE 15.      MISCELLANEOUS

         15.1    NOTICES

                 Any notice or communication provided for under this Agreement shall be in writing and be sufficiently given to the Party to whom it is addressed if it is delivered or sent by prepaid registered or certified mail or transmitted by telecopier to or for such Party at the address or telecopier number of such Party as set out hereinafter or at such other address or telecopier number as such Party shall have hereafter notified to the other Party in the manner provided for in this Section.

                 If to the Vendor:

                 Domtar Inc.
                 395 de Maisonneuve Blvd. West
                 Montreal, Canada
                 H3A 1L6
                 Fax: (514) 848-6850
                 Attention:  Secretary

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                                      -71-

                 If to the Purchaser:

                 c/o Georgia-Pacific Corporation
                 133 Peachtree Street, N.E.
                 Atlanta, GA 30303
                 (30348-05605 for notice by mail)
                 Fax:  (404) 584-1461
                 Attention:  Secretary

                 Any notice or communication addressed and delivered, mailed or telecopied, as the case may be, as aforesaid shall be deemed to have been sufficiently given and received on the date on which it was so delivered or, if such date is not on a Business Day, on the Business Day next following such date, or on the 5th Business Day next following the date of its mailing or on the 1st Business Day next following the date of its transmission by telecopier, as the case may be.

         15.2    PUBLIC ANNOUNCEMENT

                 All public announcements concerning the transactions contemplated hereby shall be jointly planned and coordinated by the Parties and neither Party shall act unilaterally in this regard without the prior approval of the other Party, except where required to do so by the Laws or by the applicable regulations or policies of any stock exchange, in which case, the Party obliged to make public disclosure shall promptly inform thereof the other Party and discuss with the other Party the extent and timing of such disclosure.

         15.3    EXPENSES

                 All costs and expenses (including, without limitation, the fees and disbursement of legal counsel) incurred in connection with the negotiation and the preparation of this Agreement and the consummation of the transactions provided for hereunder shall be paid by the Party incurring such expenses.

         15.4    SUCCESSORS AND ASSIGNS

                 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, provided that neither this Agreement nor any right or obligation hereunder shall be assigned by either Party without the prior written consent of the other Party, except that the

                 Purchaser may assign this Agreement and its rights hereunder to any Affiliate thereof without such consent provided that, notwithstanding any such assignment, the Purchaser shall remain liable to the Vendor, jointly and severally and solidarily with such assignee, for the performance of all the obligations pertaining to the Purchaser pursuant to this Agreement.

         15.5    FURTHER ASSURANCES

                 The Parties shall do with reasonable diligence, all such things and provide all such reasonable assurances as may be required to consummate the transactions provided for hereunder, and each Party shall provide such further documents required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing, including, without limitation, the execution of agreements concerning transitional services as may be mutually agreed by the Parties.

         15.6    DISPUTE RESOLUTION

                 In the event of any and all disputes between the Parties resulting out of or relating to this Agreement or its breach, the Parties shall attempt, in good faith, to settle amicably such disputes (including referral of the dispute to a neutral third-party mediator) prior to submitting same to the court of competent jurisdiction.

         15.7    NO THIRD PARTY BENEFICIARY

                 Nothing contained in this Agreement or any other agreement entered into pursuant hereto is intended, or should be interpreted as having been intended, to create any right or assume any obligation in favour of, or grant any waiver or release from any obligation to, or otherwise constitute a stipulation in favour of any Person, other than the Parties, the Purchaser Protected Persons and the Vendor Protected Persons.

         15.8    COUNTERPARTS

                 This Agreement may be executed by the Parties in several counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall

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                                      -73-

                 constitute but one and the same document.

                 IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first hereinbefore written.


                                              DOMTAR INC.


                                              per: /s/ Stephen C. Larson
                                                   ----------------------------

                                              per: /s/ Pierre Fitzgibbon
                                                   ----------------------------


                                              GEORGIA-PACIFIC CORPORATION


                                              per: /s/ Michael A. Vidan
                                                   ----------------------------